Exhibit 10.1

BRITANNIA SEAPORT CENTRE

LEASE

This Lease (the “Lease”), dated as of the date set forth in Section 1 of the Summary of Basic Lease Information (the “Summary”), below, is made by and between HCP LS REDWOOD CITY, LLC, a Delaware limited liability company (“Landlord”), and RELYPSA, INC., a Delaware corporation (“Tenant”).

SUMMARY OF BASIC LEASE INFORMATION

TERMSOF LEASE	DESCRIPTION

1. Date:	June 26, 2014

2. Premises (Article 1).

2.1 Building:	That certain building containing approximately 79,675 square feet of space (“RSF”) located at 100 Cardinal Way, Redwood City, California 94063

2.2 Premises:	The entire Building, as further set forth in Exhibit A to the Lease.

3. Lease Term (Article 2).

3.1 Length of Term:	One hundred twenty (120) months.

3.2 Lease Commencement Date:	The later of (i) February 1, 2015, and (ii) the date the Premises are “Ready for Occupancy” as defined in the Tenant Work Letter attached hereto as Exhibit B.

3.3 Lease Expiration Date:	The day immediately preceding the one hundred twentieth (120th) monthly anniversary of the Lease Commencement Date.

4. Base Rent (Article 3):

Lease Months	Annual Base Rent	Monthly Installment of Base Rent	Monthly Base Rent per RSF

1 – 12*	$2,376,000.00*	$198,000.00*	$3.30
13 – 24	$3,250,740.00	$270,895.00	$3.40
25 – 36	$3,348,262.20	$279,021.85	$3.5020
37 – 48	$3,448,748.31	$287,395.69	$3.6071
49 – 60	$3,552,198.33	$296,016.53	$3.7153
61 – 72	$3,658,707.87	$304,892.32	$3.8267
73 – 84	$3,768,468.15	$314,039.01	$3.9415
85 – 96	$3,881,574.78	$323,464.57	$4.0598
97 – 108	$3,998,027.76	$333,168.98	$4.1816
109 – 120	$4,117,922.70	$343,160.23	$4.3070

*	Note that for the first twelve (12) months of the Lease Term, Tenant’s Base Rent obligation has been calculated as if the Premises contained only 60,000 rentable square feet of space. Such calculation shall not affect Tenant’s right to use the entire Premises, or Tenant’s obligations under this Lease with respect to the entire Premises, other than Tenant’s obligation to pay Tenant’s Share of Direct Expenses with respect to the Premises which shall be as provided in Section 6 of this Summary, all in accordance with the terms and conditions of this Lease.

Tenant shall make payments of Rent to the following address:

HCP Life Sciences REIT

File 51142

Los Angeles, CA 90074-1100

or by overnight mail to:

Bank of America Lockbox Services

File 51142

Ground Level

1000 W. Temple Street

Los Angeles, CA 90012

5. Tenant Improvement Allowance (Exhibit B):	Improvements to be constructed on a turn-key basis pursuant to the Work Letter attached hereto as Exhibit B. In addition, Tenant is entitled to (i) a “Fixturization Allowance” (as identified in Section 4(a) of the Tenant Work Letter) equal to $8.00 per rentable square foot of the Premises (i.e., $637,400.00 based upon 79,675 RSF in the Premises), and (ii) an “Additional Improvement Allowance” (as identified in Section 4(a) of the Tenant Work Letter) of up to $28.00 per RSF of the Premises (i.e., up to $2,230,900.00 based upon 79,675 RSF in the Premises), subject to the terms set forth in Section 4.(a) of the Tenant Work Letter.

6. Tenant’s Share (Article 4):	One hundred percent (100%).

7. Permitted Use (Article 5):	The Premises shall be used only for general office, research and development, engineering, laboratory, assembly, storage and/or warehouse uses, including, but not limited to, administrative offices and other lawful uses reasonably related to or incidental to such specified uses, all (i) consistent with first class life sciences projects in Redwood City, California (“First Class Life Sciences Projects”), and (ii) in compliance with, and subject to, applicable laws and the terms of this Lease.

8. Letter of Credit (Article 21):	$686,320.46.

9. Parking (Article 28):	Three (3) unreserved parking spaces for every 1,000 rentable square feet of the Premises, subject to the terms of Article 28 of the Lease.

10. Address of Tenant (Section 29.18):	700 Saginaw Drive Redwood City, CA 94063 Attention: General Counsel (Prior to Lease Commencement Date) and

100 Cardinal Way Redwood City, CA 94063 Attention: General Counsel (After Lease Commencement Date)

11. Address of Landlord (Section 29.18):	See Section 29.18 of the Lease.

12. Broker(s) (Section 29.24):	CresaPartners and CB Richard Ellis

1. PREMISES, BUILDING, PROJECT, AND COMMON AREAS

1.1 Premises, Building, Project and Common Areas.

1.1.1 The Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises set forth in Section 2.2 of the Summary (the “Premises”). The outline of the Premises is set forth in Exhibit A attached hereto. The outline of the “Building” and the “Project,” as those terms are defined in Section 1.1.2 below, are further depicted on the Site Plan attached hereto as Exhibit A. The parties hereto agree that the lease of the Premises is upon and subject to the terms, covenants and conditions herein set forth, and Tenant covenants as a material part of the consideration for this Lease to keep and perform each and all of such terms, covenants and conditions by it to be kept and performed. The parties hereto hereby acknowledge that the purpose of Exhibit A is to show the approximate location of the Premises only, and such Exhibit is not meant to constitute an agreement, representation or warranty as to the construction of the Premises, the precise area thereof or the specific location of the “Common Areas,” as that term is defined in Section 1.1.3, below, or the elements thereof or of the accessways to the Premises or the “Project,” as that term is defined in Section 1.1.2, below, and that the square footage of the Premises shall be as set forth in Section 2.1 of the Summary of Basic Lease Information. Except as specifically set forth in this Lease and in the Tenant Work Letter attached hereto as Exhibit B (the “Tenant Work Letter”), Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises. Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises, the Building or the Project or with respect to the suitability of any of the foregoing for the conduct of Tenant’s business, except as specifically set forth in this Lease and the Tenant Work Letter. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Building and Premises have not undergone inspection by a Certified Access Specialist (CASp). Landlord shall deliver the Premises to Tenant in good, vacant, broom clean condition, in compliance with all laws, with the roof water-tight and shall cause the plumbing, electrical systems, fire sprinkler system, lighting, and all other building systems serving the Premises (not including any areas beneath the floor of the Building, which shall be delivered in existing “as-is” condition) in good operating condition and repair on or before the Lease Commencement Date, or such earlier date as Landlord and Tenant mutually agree. Based on the Tenant’s interior design and utilization of existing entrances for required means of egress from the Building, Landlord will be responsible for making modifications to the interior and exterior of the Building, the existing Building entrances, and all exterior Common Areas (including required striping and handicapped spaces in the parking areas) as required to cause such areas to be in compliance with ADA and parking requirements to the extent required to allow the legal occupancy of the Premises or completion of the Landlord’s TI Work. In addition, Landlord will construct, at Landlord’s sole cost and expense, a new loading dock at the Building, together with an exterior equipment enclosure, and shall install six (6) electrical car charging spots in the parking areas serving the Premises for Tenant’s exclusive use.

1.1.2 The Building and The Project. The Premises constitutes the entire building set forth in Section 2.1 of the Summary (the “Building”). The Building is part of an office/laboratory project currently known as “Britannia Seaport Centre.” The term “Project,” as used in this Lease, shall mean (i) the Building and the Common Areas, (ii) the land (which is improved with landscaping, parking facilities and other improvements) upon which the Building and the Common Areas are located, (iii) the other office/laboratory buildings located at Britannia Seaport Centre, and the land upon which such adjacent office/laboratory buildings are located, and (iv) at Landlord’s discretion, any additional real property, areas, land, buildings or other improvements added thereto outside of the Project (provided that any such additions do not increase Tenant’s obligations under this Lease).

1.1.3 Common Areas. Tenant shall have the non-exclusive right to use in common with other tenants in the Project, and subject to the rules and regulations referred to in Article 5 of this Lease, those portions of the Project which are provided, from time to time, for use in common by Landlord, Tenant and any other tenants of the Project (such areas, together with such other portions of the Project designated by Landlord, in its discretion, are collectively referred to herein as the “Common Areas”). Landlord shall maintain and operate the Common Areas, including all sprinkler and other systems serving the Common Areas, in a first class manner, and the use thereof shall be subject to such rules, regulations and restrictions as Landlord may reasonably make from time to time. Landlord reserves the right to close temporarily, make alterations or additions to, or change the location of elements of the Project and the Common Areas, provided that in connection therewith Landlord will use commercially reasonable efforts to minimize any interference with Tenant’s use of and access to the Premises and parking areas.

1.2 Rentable Square Feet of Premises. The rentable square footage of the Premises is hereby deemed to be as set forth in Section 2.2 of the Summary, and shall not be subject to measurement or adjustment during the Lease Term.

1.3 Prior Lease. Tenant currently leases other space from Landlord in the Project pursuant to that certain Lease dated September 7, 2012, between Landlord and Tenant, for premises (the “Existing Premises”) located at 700 Saginaw Drive, Redwood City, California (as amended, the “Existing Lease”). The “Expiration Date” of the Existing Lease is hereby amended to be the date that is sixty (60) days after the Lease Commencement Date under this Lease (the “Existing Lease Expiration Date”), and the Existing Lease shall terminate on such date. Tenant shall vacate the Existing Premises and surrender and deliver exclusive possession of the Existing Premises to Landlord on or before the Existing Lease Expiration Date in accordance with the provisions of the Existing Lease, provided that all existing furniture, fixtures and equipment (other than televisions one (1) specialized fluorine scrubber hood attachment, and the items set forth on Exhibit F attached hereto) and the existing “Alterations” and “Tenant Improvements” in the Existing Premises shall remain in place in the Existing Premises, and shall not be removed by Tenant. In the event that Tenant fails to vacate the Existing Premises and surrender and deliver exclusive possession of the Existing Premises to Landlord on or before the Existing Lease Expiration Date in accordance with the provisions of the Existing Lease, then Tenant shall be deemed to be in holdover of the Existing Premises and shall be subject to the terms of Article 16 of the Existing Lease. Within thirty (30) days after surrender of exclusive possession of the Existing Premises to Landlord, Landlord shall return to Tenant the existing “L-C” under the Existing Lease and execute any documentation reasonably required by the issuer thereof for the cancellation thereof. Notwithstanding the foregoing, during the sixty (60) day period following the Lease Commencement Date under this Lease, Tenant shall have no obligation to pay any Base Rent or Tenant’s Share of Direct Expenses for the Existing Premises.

2. LEASE TERM; OPTION TERM

2.1 Lease Term. The terms and provisions of this Lease shall be effective as of the date of this Lease. The term of this Lease (the “Lease Term”) shall be as set forth in Section 3.1 of the Summary, shall commence on the date set forth in Section 3.2 of the Summary (the “Lease Commencement Date”), and shall terminate on the date set forth in Section 3.3 of the Summary (the “Lease Expiration Date”) unless this Lease is sooner terminated as hereinafter provided. For purposes of this Lease, the term “Lease Year” shall mean each consecutive twelve (12) month period during the Lease Term. At any time during the Lease Term, Landlord may deliver to Tenant a notice in the form as set forth in Exhibit C, attached hereto, as a confirmation only of the information set forth therein, which Tenant shall execute and return to Landlord within five (5) days of receipt thereof.

2.2 Option Terms.

2.2.1 Option Right. Landlord hereby grants to the originally named Tenant herein (“Original Tenant”), and its “Permitted Assignees”, as that term is defined in Section 14.8, below, one (1) option to extend the Lease Term for a period of five (5) years (the “Option Term”), which option shall be irrevocably exercised only by written notice delivered by Tenant to Landlord not more than twelve (12) months nor less than nine (9) months prior to the expiration of the initial Lease Term, provided that the following conditions (the “Option Conditions”) are satisfied: (i) as of the date of delivery of such notice, Tenant is not in default under this Lease, after the expiration of any applicable notice and cure period; (ii) Tenant has not previously been in default under this Lease, after the expiration of any applicable notice and cure period, more than twice in the twelve (12) month period prior to the date of Tenant’s attempted exercise; and (iii) the Lease then remains in full force and effect. Landlord may, at Landlord’s option, exercised in Landlord’s sole and absolute discretion, waive any of the Option Conditions in which case the option, if otherwise properly exercised by Tenant, shall remain in full force and effect. Upon the proper exercise of such option to extend, and provided that Tenant satisfies all of the Option Conditions (except those, if any, which are waived by Landlord), the Lease Term, as it applies to the Premises, shall be extended for a period of five (5) years. The rights contained in this Section 2.2 shall be personal to Original Tenant and any Permitted Assignees, and may be exercised by Original Tenant or such Permitted Assignees (and not by any assignee, sublessee or other “Transferee,” as that term is defined in Section 14.1 of this Lease, of Tenant’s interest in this Lease).

2.2.2 Option Rent. The annual Rent payable by Tenant during the Option Term (the “Option Rent”) shall be equal to the “Fair Rental Value,” as that term is defined below, for the Premises as of the commencement date of the Option Term. The “Fair Rental Value,” as used in this Lease, shall be equal to the annual rent per rentable square foot (including additional rent and considering any “base year” or “expense stop” applicable thereto), including all escalations, at which tenants (pursuant to leases consummated within the twelve (12) month period preceding the first day of the Option Term), are leasing non-sublease, non-encumbered, non-equity space which is not significantly greater or smaller in size than the subject space, with a comparable level of improvements (excluding any property that Tenant would be allowed to remove from the Premises at the termination of the Lease), for a comparable lease term, in an arm’s length transaction, which comparable space is located in the “Comparable Buildings,” as that term is defined in this Section 2.2.2, below (transactions satisfying the foregoing criteria shall be known as the “Comparable Transactions”), taking into consideration the following concessions (the “Concessions”): (a) rental abatement concessions, if any, being granted such tenants in connection with such comparable space; (b) tenant improvements or allowances provided or to be provided for such comparable space, and taking into account the value, if any, of the existing improvements in the subject space, such value to be based upon the age, condition, design, quality of finishes and layout of the improvements and the extent to which the same can be utilized by a general office/lab user other than Tenant; and (c) other reasonable monetary concessions being granted such tenants in connection with such comparable space; provided, however, that in calculating the Fair Rental Value, no consideration shall be given to the fact that Landlord is or is not required to pay a real estate brokerage commission in connection with Tenant’s exercise of its right to extend the Lease Term, or the fact that landlords are or are not paying real estate brokerage commissions in connection with such comparable space. The Concessions shall be reflected in the effective rental rate (which effective rental rate shall take into consideration the total dollar value of such Concessions as amortized on a straight-line basis over the applicable term of the Comparable Transaction (in which case such Concessions evidenced in the effective rental rate shall not be granted to Tenant)) payable by Tenant. The term “Comparable Buildings” shall mean the Building and those other life sciences buildings which are comparable to the Building in terms of age (based upon the date of completion of construction or major renovation of to the building), quality of construction, level of services and amenities, size and appearance, and are located in Redwood City, California and the surrounding commercial area.

2.2.3 Determination of Option Rent. In the event Tenant timely and appropriately exercises an option to extend the Lease Term, Landlord shall notify Tenant of Landlord’s determination of the Option Rent within thirty (30) days thereafter. If Tenant, on or before the date which is ten (10) days following the date upon which Tenant receives Landlord’s determination of the Option Rent, in good faith objects to Landlord’s determination of the Option Rent, then Landlord and Tenant shall attempt to agree upon the Option Rent using their best good-faith efforts. If Landlord and Tenant fail to reach agreement within ten (10) days following Tenant’s objection to the Option Rent (the “Outside Agreement Date”), then Tenant shall have the right to withdraw its exercise of the option by delivering written notice thereof to Landlord within five (5) days thereafter, in which event Tenant’s right to extend the Lease pursuant to this Section 2.2 shall be of no further force or effect. If Tenant does not withdraw its exercise of the extension option, each party shall make a separate determination of the Option Rent, as the case may be, within ten (10) days after the Outside Agreement Date, and such determinations shall be submitted to arbitration in accordance with Sections 2.2.3.1 through 2.2.3.7, below. If Tenant fails to object to Landlord’s determination of the Option Rent within the time period set forth herein, then Tenant shall be deemed to have objected to Landlord’s determination of Option Rent.

2.2.3.1 Landlord and Tenant shall each appoint one arbitrator who shall be a real estate appraiser who shall have been active over the five (5) year period ending on the date of such appointment in the appraisal of other class A life sciences buildings located in the Redwood City market area. The determination of the arbitrators shall be limited solely to the issue of whether Landlord’s or Tenant’s submitted Option Rent is the closest to the actual Option Rent, taking into account the requirements of Section 2.2.2 of this Lease, as determined by the arbitrators. Each such arbitrator shall be appointed within fifteen (15) days after the Outside Agreement Date. Landlord and Tenant may consult with their selected arbitrators prior to appointment and may select an arbitrator who is favorable to their respective positions. The arbitrators so selected by Landlord and Tenant shall be deemed “Advocate Arbitrators.”

2.2.3.2 The two (2) Advocate Arbitrators so appointed shall be specifically required pursuant to an engagement letter within ten (10) days of the date of the appointment of the last appointed Advocate Arbitrator to agree upon and appoint a third arbitrator (“Neutral Arbitrator”) who shall be qualified under the same criteria set forth hereinabove for qualification of the two Advocate Arbitrators, except that neither the Landlord or Tenant or either parties’ Advocate Arbitrator may, directly or indirectly, consult with the Neutral Arbitrator prior or subsequent to his or her appearance. The Neutral Arbitrator shall be retained via an engagement letter jointly prepared by Landlord’s counsel and Tenant’s counsel.

2.2.3.3 The three arbitrators shall, within thirty (30) days of the appointment of the Neutral Arbitrator, reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted Option Rent, and shall notify Landlord and Tenant thereof.

2.2.3.4 The decision of the majority of the three arbitrators shall be binding upon Landlord and Tenant.

2.2.3.5 If either Landlord or Tenant fails to appoint an Advocate Arbitrator within fifteen (15) days after the Outside Agreement Date, then either party may petition the presiding judge of the Superior Court of San Mateo County to appoint such Advocate Arbitrator subject to the criteria in Section 2.2.3.1 of this Lease, or if he or she refuses to act, either party may petition any judge having jurisdiction over the parties to appoint such Advocate Arbitrator.

2.2.3.6 If the two (2) Advocate Arbitrators fail to agree upon and appoint the Neutral Arbitrator, then either party may petition the presiding judge of the Superior Court of San Mateo County to appoint the Neutral Arbitrator, subject to criteria in Section 2.2.3.1 of this Lease, or if he or she refuses to act, either party may petition any judge having jurisdiction over the parties to appoint such arbitrator.

2.2.3.7 The cost of the arbitration shall be paid by Landlord and Tenant equally.

2.2.3.8 In the event that the Option Rent shall not have been determined pursuant to the terms hereof prior to the commencement of the Option Term, Tenant shall be required to pay the Option Rent initially provided by Landlord to Tenant, and upon the final determination of the Option Rent, the payments made by Tenant shall be reconciled with the actual amounts of Option Rent due, and the appropriate party shall make any corresponding payment to the other party.

3. BASE RENT Tenant shall pay, without prior notice or demand, to Landlord at the address set forth in Section 4 of the Summary, or, at Landlord’s option, at such other place as Landlord may from time to time designate in writing, by a check for currency which, at the time of payment, is legal tender for private or public debts in the United States of America, base rent (“Base Rent”) as set forth in Section 4 of the Summary, payable in equal monthly installments as set forth in Section 4 of the Summary in advance on or before the first day of each and every calendar month during the Lease Term, without any setoff or deduction whatsoever. If any Rent payment date (including the Lease Commencement Date) falls on a day of the month other than the first day of such month or if any payment of Rent is for a period which is shorter than one month, the Rent for any fractional month shall accrue on a daily basis for the period from the date such payment is due to the end of such calendar month or to the end of the Lease Term at a rate per day which is equal to 1/365 of the applicable annual Rent. All other payments or adjustments required to be made under the terms of this Lease that require proration on a time basis shall be prorated on the same basis.

4. ADDITIONAL RENT

4.1 General Terms.

4.1.1 Direct Expenses; Additional Rent. In addition to paying the Base Rent specified in Article 3 of this Lease, Tenant shall pay “Tenant’s Share” of the annual “Direct Expenses,” as those terms are defined in Sections 4.2.6 and 4.2.2 of this Lease, respectively, allocable to the Building as described in Section 4.3. Such payments by Tenant, together with any and all other amounts payable by Tenant to Landlord pursuant to the terms of this Lease, are hereinafter collectively referred to as the “Additional Rent”, and the Base Rent and the Additional Rent are herein collectively referred to as “Rent.” All amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner as the Base Rent. Without limitation on other obligations of Tenant which survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent provided for in this Article 4 shall survive the expiration of the Lease Term.

4.1.2 Triple Net Lease. Landlord and Tenant acknowledge that, to the extent provided in this Lease, it is their intent and agreement that this Lease be a “TRIPLE NET” lease and that as such, the provisions contained in this Lease are intended to pass on to Tenant or reimburse Landlord for the costs and expenses reasonably associated with this Lease, the Building and the Project, and Tenant’s operation therefrom to the extent provided in this Lease. To the extent such costs and expenses payable by Tenant cannot be charged directly to, and paid by, Tenant, such costs and expenses shall be paid by Landlord but reimbursed by Tenant as Additional Rent.

4.2 Definitions of Key Terms Relating to Additional Rent. As used in this Article 4, the following terms shall have the meanings hereinafter set forth:

4.2.1 Intentionally Deleted.

4.2.2 “Direct Expenses” shall mean “Operating Expenses” and “Tax Expenses.”

4.2.3 “Expense Year” shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires, provided that Landlord, upon notice to Tenant, may change the Expense Year from time to time to any other twelve (12) consecutive month period, and, in the event of any such change, Tenant’s Share of Direct Expenses shall be equitably adjusted for any Expense Year involved in any such change.

4.2.4 “Operating Expenses” shall mean all expenses, costs and amounts of every kind and nature which Landlord pays or accrues during any Expense Year because of or in connection with the ownership, management, maintenance, security, repair, replacement, restoration or operation of the Project, or any portion thereof. Without limiting the generality of the foregoing, Operating Expenses shall specifically include any and all of the following: (i) the cost of supplying all utilities, the cost of operating, repairing and maintaining the utility, telephone, mechanical, sanitary, storm drainage, and elevator systems, and the cost of maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections and the cost of contesting any governmental enactments which are reasonably likely to increase Operating Expenses during the Lease Term, and the costs incurred in connection with a governmentally mandated transportation system management program or similar program; (iii) the cost of all insurance carried by Landlord in connection with the Project and Premises as reasonably determined by Landlord; (iv) the cost of landscaping, relamping, and all supplies, tools, equipment and materials used in the operation, repair and maintenance of the Project, or any portion thereof; (v) the cost of parking area operation, repair, restoration, and maintenance; (vi) management and/or incentive fees, consulting fees, legal fees and accounting fees, of all contractors and consultants in connection with the management, operation, maintenance and repair of the Project; (vii) payments under any equipment rental agreements; (viii) subject to item (f), below, wages, salaries and other compensation and benefits, including taxes levied thereon, of all persons engaged in the operation, maintenance and security of the Project; (ix) costs under any easement pertaining to the sharing of costs by the Project; (x) operation, repair, maintenance and replacement of all systems and equipment and components thereof of the Project; (xi) the cost of janitorial, alarm, security and other services, replacement of wall and floor coverings, ceiling tiles and fixtures in Common Areas, maintenance and replacement of curbs and walkways, repair to roofs and re-roofing; (xii) amortization (including interest on the unamortized cost) over such period of time as Landlord shall reasonably determine, of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Project, or any portion thereof; (xiii) the cost of capital improvements or other costs incurred in connection with the Project (A) which are intended to effect economies in the operation or maintenance of the Project, or any portion thereof, or to reduce current or future Operating Expenses or to enhance the safety or security of the Project or its occupants, (B) which are required to comply with present or anticipated conservation programs, (C) which are replacements or modifications of nonstructural items located in the Common Areas required to keep the Common Areas in good order or condition, or (D) which are required under any governmental law or regulation; provided, however, that any capital expenditure shall be amortized (including reasonable interest on the amortized cost) over the reasonable useful life of such capital item; and (xiv) costs, fees, charges or assessments imposed by, or resulting from any mandate imposed on Landlord by, any federal, state or local government for fire and police protection, trash removal, community services, or other services which do not constitute “Tax Expenses” as that term is defined in Section 4.2.5, below, and (xv) payments under any easement, license, operating agreement, declaration, restrictive covenant, or instrument pertaining to the sharing of costs by the Building, including, without limitation, any covenants, conditions and restrictions affecting the property, and reciprocal easement agreements affecting the property, any parking licenses, and any agreements with transit agencies affecting the Property (collectively, “Underlying Documents”). Notwithstanding the foregoing, for purposes of this Lease, Operating Expenses shall not, however, include:

(a) costs, including legal fees, space planners’ fees, advertising and promotional expenses (except as otherwise set forth above), and brokerage fees incurred in connection with the original construction or development, or original or future leasing of the Project, and costs, including permit, license and inspection costs, incurred with respect to the installation of tenant improvements made for new tenants initially occupying space in the Project after the Lease Commencement Date or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Project (excluding, however, such costs relating to any common areas of the Project or parking facilities);

(b) except as set forth in items (xii), (xiii), and (xiv) above, depreciation, interest and principal payments on mortgages and other debt costs, if any, penalties and interest;

(c) costs for which the Landlord is reimbursed by any tenant or occupant of the Project or by insurance by its carrier or any tenant’s carrier or by anyone else, electric power costs for which any tenant directly contracts with the local public service company and costs of utilities and services provided to other tenants that are not provided to Tenant;

(d) any bad debt loss, rent loss, or reserves for bad debts or rent loss or other reserves to the extent not used in the same year;

(e) costs associated with the operation of the business of the partnership or entity which constitutes the Landlord, as the same are distinguished from the costs of operation of the Project (which shall specifically include, but not be limited to, accounting costs associated with the operation of the Project). Costs associated with the operation of the business of the partnership or entity which constitutes the Landlord include costs of partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of the Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of the Landlord’s interest in the Project, and costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Project management, or between Landlord and other tenants or occupants;

(f) the wages and benefits of any employee who does not devote substantially all of his or her employed time to the Project unless such wages and benefits are prorated to reflect time spent on operating and managing the Project vis-a-vis time spent on matters unrelated to operating and managing the Project; provided, that in no event shall Operating Expenses for purposes of this Lease include wages and/or benefits attributable to personnel above the level of Project manager;

(g) amount paid as ground rental for the Project by the Landlord;

(h) except for a property management fee not to exceed three percent (3%) of gross revenues, overhead and profit increment paid to the Landlord, and any amounts paid to the Landlord or to subsidiaries or affiliates of the Landlord for services in the Project to the extent the same exceeds the costs of such services rendered by qualified, first-class unaffiliated third parties on a competitive basis;

(i) any compensation paid to clerks, attendants or other persons in commercial concessions operated by the Landlord;

(j) rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment which if purchased the cost of which would be excluded from Operating Expenses as a capital cost, except equipment not affixed to the Project which is used in providing engineering, janitorial or similar services and, further excepting from this exclusion such equipment rented or leased to remedy or ameliorate an emergency condition in the Project;

(k) all items and services for which Tenant or any other tenant in the Project reimburses Landlord or which Landlord provides selectively to one or more tenants (other than Tenant) without reimbursement;

(l) any costs expressly excluded from Operating Expenses elsewhere in this Lease;

(m) rent for any office space occupied by Project management personnel;

(n) costs arising from the gross negligence or willful misconduct of Landlord in connection with this Lease; and

(o) costs incurred to comply with laws relating to the removal or remediation of hazardous material (as defined under applicable law), and any costs of fines or penalties relating to the presence of hazardous material, in each case to the extent not brought into the Building or Premises by Tenant or any Tenant Parties;

(p) costs to correct any construction defect in the Project or to remedy any violation of a covenant, condition, restriction, underwriter’s requirement or law that exists as of the Lease Commencement Date; and

(q) capital costs occasioned by casualties or condemnation.

4.2.5 Taxes.

4.2.5.1 “Tax Expenses” shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary (including, without limitation, real estate taxes, general and special assessments, transit taxes, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, unless required to be paid by Tenant, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Project, or any portion thereof), which shall be paid or accrued during any Expense Year (without regard to any different fiscal year used by such governmental or municipal authority) because of or in connection with the ownership, leasing and operation of the Project, or any portion thereof.

4.2.5.2 Tax Expenses shall include, without limitation: (i) Any tax on the rent, right to rent or other income from the Project, or any portion thereof, or as against the business of leasing the Project, or any portion thereof; (ii) Any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax; (iii) Any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the Rent payable hereunder, including, without limitation, any business or gross income tax or excise tax with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof; and (iv) Any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises or the improvements thereon.

4.2.5.3 Any costs and expenses (including, without limitation, reasonable attorneys’ and consultants’ fees) incurred in attempting to protest, reduce or minimize Tax Expenses shall be included in Tax Expenses in the Expense Year such expenses are incurred. Tax refunds shall be credited against Tax Expenses and refunded to Tenant regardless of when received, based on the Expense Year to which the refund is applicable, provided that in no event shall the amount to be refunded to Tenant for any such Expense Year exceed the total amount paid by Tenant as Additional Rent under this Article 4 for such Expense Year. If Tax Expenses for any period during the Lease Term or any extension thereof are increased after payment thereof for any reason, including, without limitation, error or reassessment by applicable governmental or municipal authorities, Tenant shall pay Landlord upon demand Tenant’s Share of any such increased Tax Expenses. Notwithstanding anything to the contrary contained in this Section 4.2.5, there shall be excluded from Tax Expenses (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord’s net income (as opposed to rents, receipts or income attributable to operations at the Project), (ii) any items included as Operating Expenses, (iii) any items paid by Tenant under Section 4.5 of this Lease, (iv) assessments in excess of the amount which would be payable if such assessment expense were paid in installments over the longest permitted term; (v) taxes imposed on land and improvements other than the Project; and (vi) tax increases resulting from the improvement of any of the Project for the sole use of other occupants.

4.2.6 “Tenant’s Share” shall mean the percentage set forth in Section 6 of the Summary.

4.3 Allocation of Direct Expenses. The parties acknowledge that the Building is a part of a multi-building project and that the costs and expenses incurred in connection with the Project (i.e., the Direct Expenses) should be shared between the Building and the other buildings in the Project. Accordingly, as set forth in Section 4.2 above, Direct Expenses (which consist of Operating Expenses and Tax Expenses) are determined annually for the Project as a whole, and a portion of the Direct Expenses, which portion shall be determined by Landlord on an equitable basis, shall be allocated to the Building (as opposed to other buildings in the Project). Such portion of Direct Expenses allocated to the Building shall include all Direct Expenses attributable solely to the Building and a pro rata portion of the Direct Expenses attributable to the Project as a whole, and shall not include Direct Expenses attributable solely to other buildings in the Project.

4.4 Calculation and Payment of Additional Rent. Tenant shall pay to Landlord, in the manner set forth in Section 4.4.1, below, and as Additional Rent, Tenant’s Share of Direct Expenses for each Expense Year.

4.4.1 Statement of Actual Direct Expenses and Payment by Tenant. Landlord shall give to Tenant within five (5) months following the end of each Expense Year, a statement (the “Statement”) which shall state the Direct Expenses incurred or accrued for such preceding Expense Year, and which shall indicate the amount of Tenant’s Share of Direct Expenses. Upon receipt of the Statement for each Expense Year commencing or ending during the Lease Term, Tenant shall pay, with its next installment of Base Rent due that is at least thirty (30) days thereafter, the full amount of Tenant’s Share of Direct Expenses for such Expense Year, less the amounts, if any, paid during such Expense Year as “Estimated Direct Expenses,” as that term is defined in Section 4.4.2, below, and if Tenant paid more as Estimated Direct Expenses than the actual Tenant’s Share of Direct Expenses, Tenant shall receive a credit in the amount of Tenant’s overpayment against Rent next due under this Lease. The failure of Landlord to timely furnish the Statement for any Expense Year shall not prejudice Landlord or Tenant from enforcing its rights under this Article 4. Even though the Lease Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant’s Share of Direct Expenses for the Expense Year in which this Lease terminates, Tenant shall immediately pay to Landlord such amount, and if Tenant paid more as Estimated Direct Expenses than the actual Tenant’s Share of Direct Expenses, Landlord shall, within thirty (30) days, deliver a check payable to Tenant in the amount of the overpayment. The provisions of this Section 4.4.1 shall survive the expiration or earlier termination of the Lease Term.

4.4.2 Statement of Estimated Direct Expenses. In addition, Landlord shall give Tenant a yearly expense estimate statement (the “Estimate Statement”) which shall set forth Landlord’s reasonable estimate (the “Estimate”) of what the total amount of Direct Expenses for the then-current Expense Year shall be and the estimated Tenant’s Share of Direct Expenses (the “Estimated Direct Expenses”). The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Estimated Direct Expenses under this Article 4, nor shall Landlord be prohibited from revising any Estimate Statement or Estimated Direct Expenses theretofore delivered to the extent necessary. Thereafter, Tenant shall pay, with its next installment of Base Rent due that is at least thirty (30) days thereafter, a fraction of the Estimated Direct Expenses for the then-current Expense Year (reduced by any amounts paid pursuant to the last sentence of this Section 4.4.2). Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year, including the month of such payment, and twelve (12) as its denominator. Until a new Estimate Statement is furnished (which Landlord shall have the right to deliver to Tenant at any time), Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Direct Expenses set forth in the previous Estimate Statement delivered by Landlord to Tenant.

4.5 Taxes and Other Charges for Which Tenant Is Directly Responsible. Tenant shall be liable for and shall pay ten (10) days before delinquency, taxes levied against Tenant’s equipment, furniture, fixtures and any other personal property located in or about the Premises. If any such taxes on Tenant’s equipment, furniture, fixtures and any other personal property are levied against Landlord or Landlord’s property or if the assessed value of Landlord’s property is increased by the inclusion therein of a value placed upon such equipment, furniture, fixtures or any other personal property and if Landlord pays the taxes based upon such increased assessment, which Landlord shall have the right to do regardless of the validity thereof but only under proper protest if requested by Tenant, Tenant shall upon demand repay to Landlord the taxes so levied against Landlord or the proportion of such taxes resulting from such increase in the assessment, as the case may be.

4.6 Landlord’s Books and Records. Within one hundred twenty (120) days after receipt by Tenant of a Statement, if Tenant disputes the amount of Additional Rent set forth in the Statement, a member of Tenant’s finance department, or an independent certified public accountant (which accountant is a member of a nationally recognized accounting firm and is not working on a contingency fee basis) (“Tenant’s Accountant”), designated and paid for by Tenant, may, after reasonable notice to Landlord and at reasonable times, inspect Landlord’s records with respect to the Statement at Landlord’s offices, provided that there is no existing Event of Default and Tenant has paid all amounts required to be paid under the applicable Estimate Statement and Statement, as the case may be. In connection with such inspection, Tenant and Tenant’s agents must agree in advance to follow Landlord’s reasonable rules and procedures regarding inspections of Landlord’s records, and shall execute a commercially reasonable confidentiality agreement regarding such inspection. Tenant’s failure to dispute the amount of Additional Rent set forth in any Statement within one hundred twenty (120) days of Tenant’s receipt of such Statement shall be deemed to be Tenant’s approval of such Statement and Tenant, thereafter, waives the right or ability to dispute the amounts set forth in such Statement. If after such inspection, Tenant still disputes such Additional Rent, a determination as to the proper amount shall be made, at Tenant’s expense, by an independent certified public accountant (the “Accountant”) selected by Landlord and subject to Tenant’s reasonable approval; provided that if such Accountant determines that Direct Expenses were overstated by more than five percent (5%), then the cost of the Accountant and the cost of such determination shall be paid for by Landlord, and Landlord shall reimburse Tenant’s the cost of the Tenant’s Accountant (provided that such cost shall be a reasonable market cost for such services). Tenant hereby acknowledges that Tenant’s sole right to inspect Landlord’s books and records and to contest the amount of Direct Expenses payable by Tenant shall be as set forth in this Section 4.6, and Tenant hereby waives any and all other rights pursuant to applicable law to inspect such books and records and/or to contest the amount of Direct Expenses payable by Tenant.

5. USE OF PREMISES

5.1 Permitted Use. Tenant shall use the Premises solely for the Permitted Use set forth in Section 7 of the Summary and Tenant shall not use or permit the Premises or the Project to be used for any other purpose or purposes whatsoever without the prior written consent of Landlord, which may be withheld in Landlord’s sole discretion.

5.2 Prohibited Uses. Tenant further covenants and agrees that Tenant shall not use or permit any person or persons to use, the Premises or any part thereof for any use or purpose in violation of the laws of the United States of America, the State of California, or the ordinances, regulations or requirements of the local municipal or county governing body or other lawful authorities having jurisdiction over the Project) including, without limitation, any such laws, ordinances, regulations or requirements relating to hazardous materials or substances, as those terms are defined by applicable laws now or hereafter in effect, or any Underlying Documents. Landlord shall have the right to impose reasonable, nondiscriminatory and customary rules and regulations regarding the use of the Project that do not unreasonably interfere with Tenant’s use of the Premises, as reasonably deemed necessary by Landlord with respect to the orderly operation of the Project, and Tenant shall comply with such reasonable rules and regulations. Tenant shall not do or permit anything to be done in or about the Premises which will in any way obstruct or interfere with the rights of other tenants or occupants of the Building, or injure or annoy them or use or allow the Premises to be used for any improper, unlawful or objectionable purpose, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises. Tenant shall comply with, and Tenant’s rights and obligations under the Lease and Tenant’s use of the Premises shall be subject and subordinate to, all recorded easements, covenants, conditions, and restrictions now or hereafter affecting the Project, so long as the same do not unreasonably interfere with Tenant’s use of the Premises or parking rights or materially increase Tenant’s obligations or decrease Tenant’s rights under this Lease.

5.3 Hazardous Materials.

5.3.1 Tenant’s Obligations.

5.3.1.1 Prohibitions. As a material inducement to Landlord to enter into this Lease with Tenant, Tenant has fully and accurately completed Landlord’s Pre-Leasing Environmental Exposure Questionnaire (the “Environmental Questionnaire”), which is attached as Exhibit E. Tenant agrees that except for those chemicals or materials, and their respective quantities, specifically listed on the Environmental Questionnaire, neither Tenant nor Tenant’s employees, contractors and subcontractors of any tier, entities with a contractual relationship with Tenant (other than Landlord), or any entity acting as an agent or sub-agent of Tenant (collectively, “Tenant’s Agents”) will produce, use, store or generate any “Hazardous Materials,” as that term is defined below, on, under or about the Premises, nor cause any Hazardous Material to be brought upon, placed, stored, manufactured, generated, blended, handled, recycled, used or “Released,” as that term is defined below, on, in, under or about the Premises. If any information provided to Landlord by Tenant on the Environmental Questionnaire, or otherwise relating to information concerning Hazardous Materials is intentionally false, incomplete, or misleading in any material respect, the same shall be deemed a default by Tenant under this Lease. Tenant shall deliver to Landlord an updated Environmental Questionnaire at least once a year. Tenant shall notify Landlord prior to using any Hazardous Materials in the Premises not described on the initial Environmental Questionnaire, and, to the extent such use would, in Landlord’s reasonable judgment, cause a material increase in the risk of liability compared to the uses previously allowed in the Premises, such additional use shall be subject to Landlord’s prior consent, which may be withheld in Landlord’s reasonable discretion. Tenant shall not install or permit Tenant’s Agents to install any underground storage tank on the Premises. For purposes of this Lease, “Hazardous Materials” means all flammable explosives, petroleum and petroleum products, waste oil, radon, radioactive materials, toxic pollutants, asbestos, polychlorinated biphenyls (“PCBs”), medical waste, chemicals known to cause cancer or reproductive toxicity, pollutants, contaminants, hazardous wastes, toxic substances or related materials, including without limitation any chemical, element, compound, mixture, solution, substance, object, waste or any combination thereof, which is or may be hazardous to human health, safety or to the environment due to its radioactivity, ignitability, corrosiveness, reactivity, explosiveness, toxicity, carcinogenicity, infectiousness or other harmful or potentially harmful properties or effects, or defined as, regulated as or included in, the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” or “toxic substances” under any Environmental Laws. For purposes of this Lease, “Release” or “Released” or “Releases” shall mean any release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing, or other movement of Hazardous Materials into the environment. Landlord acknowledges that Tenant will be installing and using fume hoods in the Premises and that emissions of Hazardous Materials into the air in compliance with all Environmental Laws shall not be considered Releases.

5.3.1.2 Notices to Landlord. Tenant shall notify Landlord in writing as soon as possible but in no event later than five (5) days after (i) the occurrence of any actual, alleged or threatened Release of any Hazardous Material in, on, under, from, about or in the vicinity of the Premises (whether past or present), regardless of the source or quantity of any such Release, or (ii) Tenant becomes aware of any regulatory actions, inquiries, inspections, investigations, directives, or any cleanup, compliance, enforcement or abatement proceedings (including any threatened or contemplated investigations or proceedings) relating to or potentially affecting the Premises, or (iii) Tenant becomes aware of any claims by any person or entity relating to any Hazardous Materials in, on, under, from, about or in the vicinity of the Premises, whether relating to damage, contribution, cost recovery, compensation, loss or injury. Collectively, the matters set forth in clauses (i), (ii) and (iii) above are hereinafter referred to as “Hazardous Materials Claims”. Tenant shall promptly forward to Landlord copies of all orders, notices, permits, applications and other communications and reports in connection with any Hazardous Materials Claims. Additionally, Tenant shall promptly advise Landlord in writing of Tenant’s discovery of any occurrence or condition on, in, under or about the Premises that could subject Tenant or Landlord to any liability, or restrictions on ownership, occupancy, transferability or use of the Premises under any “Environmental Laws,” as that term is defined below. Tenant shall not enter into any legal proceeding or other action, settlement, consent decree or other compromise with respect to any Hazardous Materials Claims without first notifying Landlord of Tenant’s intention to do so and affording Landlord the opportunity to join and participate, as a party if Landlord so elects, in such proceedings and in no event shall Tenant enter into any agreements which are binding on Landlord or the Premises without Landlord’s prior written consent. Landlord shall have the right to appear at and participate in, any and all legal or other administrative proceedings concerning any Hazardous Materials Claim. For purposes of this Lease, “Environmental Laws” means all applicable present and future laws relating to the protection of human health, safety, wildlife or the environment, including, without limitation, (i) all requirements pertaining to reporting, licensing, permitting, investigation and/or remediation of emissions, discharges, Releases, or threatened Releases of Hazardous Materials, whether solid, liquid, or gaseous in nature, into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials; and (ii) all requirements pertaining to the health and safety of employees or the public. Environmental Laws include, but are not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 USC § 9601, et seq., the Hazardous Materials Transportation Authorization Act of 1994, 49 USC § 5101, et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, and Hazardous and Solid Waste Amendments of 1984, 42 USC § 6901, et seq., the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 USC § 1251, et seq., the Clean Air Act of 1966, 42 USC § 7401, et seq., the Toxic Substances Control Act of 1976, 15 USC § 2601, et seq., the Safe Drinking Water Act of 1974, 42 USC §§ 300f through 300j, the Occupational Safety and Health Act of 1970, as amended, 29 USC § 651 et seq., the Oil Pollution Act of 1990, 33 USC § 2701 et seq., the Emergency Planning and Community Right-To-Know Act of 1986, 42 USC § 11001 et seq., the National Environmental Policy Act of 1969, 42 USC § 4321 et seq., the Federal Insecticide, Fungicide and Rodenticide Act of 1947, 7 USC § 136 et seq., California Carpenter-Presley-Tanner Hazardous Substance Account Act, California Health & Safety Code §§ 25300 et seq., Hazardous Materials Release Response Plans and Inventory Act, California Health & Safety Code, §§ 25500 et seq., Underground Storage of Hazardous Substances provisions, California Health & Safety Code, §§ 25280 et seq., California Hazardous Waste Control Law, California Health & Safety Code, §§ 25100 et seq., and any other state or local law counterparts, as amended, as such applicable laws, are in effect as of the Lease Commencement Date, or thereafter adopted, published, or promulgated.

5.3.1.3 Releases of Hazardous Materials. If any Release of any Hazardous Material in, on, under, from or about the Premises shall occur at any time during the Lease by Tenant or Tenant’s Agents, in addition to notifying Landlord as specified above, Tenant, at its own sole cost and expense, shall (i) immediately comply with any and all reporting requirements imposed pursuant to any and all Environmental Laws, (ii) provide a written certification to Landlord indicating that Tenant has complied with all applicable reporting requirements, (iii) take any and all necessary investigation, corrective and remedial action in accordance with any and all applicable Environmental Laws, utilizing an environmental consultant approved by Landlord, all in accordance with the provisions and requirements of this Section 5.3, including, without limitation, Section 5.3.4, and (iv) take any such additional investigative, remedial and corrective actions as Landlord shall in its reasonable discretion deem necessary such that the Premises are remediated to the condition existing prior to such Release.

5.3.1.4 Indemnification.

5.3.1.4.1 In General. Without limiting in any way Tenant’s obligations under any other provision of this Lease, Tenant shall be solely responsible for and shall protect, defend, indemnify and hold the Landlord Parties harmless from and against any and all claims, judgments, losses, damages, costs, expenses, penalties, enforcement actions, taxes, fines, remedial actions, liabilities (including, without limitation, actual attorneys’ fees, litigation, arbitration and administrative proceeding costs, expert and consultant fees and laboratory costs) including, without limitation, consequential damages and sums paid in settlement of claims, which arise during or after the Lease Term, whether foreseeable or unforeseeable, that arise during or after the Lease Term in whole or in part, foreseeable or unforeseeable, directly or indirectly arising out of or attributable to the Release of Hazardous Materials in, on, under or about the Premises by Tenant or Tenant’s Agents.

5.3.1.4.2 Limitations. Notwithstanding anything in Section 5.3.1.4, above, to the contrary, Tenant’s indemnity of Landlord as set forth in Section 5.3.1.4, above, shall not be applicable to claims based upon Hazardous Materials not Released by Tenant or Tenant’s Agents. 5.35.3

5.3.1.4.3 Landlord Indemnity. Under no circumstance shall Tenant be liable for, and Landlord shall indemnify, defend, protect and hold harmless Tenant and Tenant’s Agents from and against, all losses, costs, claims, liabilities and damages (including attorneys’ and consultants’ fees) arising out of any Hazardous Materials that exist in, on or about the Project as of the date hereof, or Hazardous Material Released by Landlord or any Landlord Parties. Landlord will provide Tenant with any Hazardous Material reports relating to the Building that Landlord has in its immediate possession. The provision of such reports shall be for informational purposes only, and Landlord does not make any representation or warranty as to the correctness or completeness of any such reports.

5.3.1.5 Compliance with Environmental Laws. Without limiting the generality of Tenant’s obligation to comply with applicable laws as otherwise provided in this Lease, Tenant shall, at its sole cost and expense, comply with all Environmental Laws related to the use of Hazardous Materials by Tenant and Tenant’s Agents. Tenant shall obtain and maintain any and all necessary permits, licenses, certifications and approvals appropriate or required for the use, handling, storage, and disposal of any Hazardous Materials used, stored, generated, transported, handled, blended, or recycled by Tenant on the Premises. Landlord shall have a continuing right, without obligation, to require Tenant to obtain, and to review and inspect any and all such permits, licenses, certifications and approvals, together with copies of any and all Hazardous Materials management plans and programs, any and all Hazardous Materials risk management and pollution prevention programs, and any and all Hazardous Materials emergency response and employee training programs respecting Tenant’s use of Hazardous Materials. Upon request of Landlord, Tenant shall deliver to Landlord a narrative description explaining the nature and scope of Tenant’s activities involving Hazardous Materials and showing to Landlord’s satisfaction compliance with all Environmental Laws and the terms of this Lease.

5.3.2 Assurance of Performance.

5.3.2.1 Environmental Assessments In General. Landlord may, but shall not be required to, engage from time to time such contractors as Landlord determines to be appropriate (and which are reasonably acceptable to Tenant) to perform environmental assessments of a scope reasonably determined by Landlord (an “Environmental Assessment”) to ensure Tenant’s compliance with the requirements of this Lease with respect to Hazardous Materials.

5.3.2.2 Costs of Environmental Assessments. All costs and expenses incurred by Landlord in connection with any such Environmental Assessment initially shall be paid by Landlord; provided that if any such Environmental Assessment shows that Tenant has failed to comply with the provisions of this Section 5.3, then all of the costs and expenses of such Environmental Assessment shall be reimbursed by Tenant as Additional Rent within ten (10) days after receipt of written demand therefor.

5.3.3 Tenant’s Obligations upon Surrender. At the expiration or earlier termination of the Lease Term, Tenant, at Tenant’s sole cost and expense, shall: (i) cause an Environmental Assessment of the Premises to be conducted in accordance with Section 15.3; (ii) cause all Hazardous Materials brought onto the Premises by Tenant or Tenant’s Agents to be removed from the Premises and disposed of in accordance with all Environmental Laws and as necessary to allow the Premises to be used for the purposes allowed as of the date of this Lease; and (iii) cause to be removed all containers installed or used by Tenant or Tenant’s Agents to store any Hazardous Materials on the Premises, and cause to be repaired any damage to the Premises caused by such removal.

5.3.4 Clean-up.

5.3.4.1 Environmental Reports; Clean-Up. If any written report, including any report containing results of any Environmental Assessment (an “Environmental Report”) shall indicate (i) the presence of any Hazardous Materials as to which Tenant has a removal or remediation obligation under this Section 5.3, and (ii) that as a result of same, the investigation, characterization, monitoring, assessment, repair, closure, remediation, removal, or other clean-up (the “Clean-up”) of any Hazardous Materials is required, Tenant shall immediately prepare and submit to Landlord within thirty (30) days after receipt of the Environmental Report a comprehensive plan, subject to Landlord’s written approval, specifying the actions to be taken by Tenant to perform the Clean-up so that the Premises are restored to the conditions required by this Lease. Upon Landlord’s approval of the Clean-up plan, Tenant shall, at Tenant’s sole cost and expense, without limitation on any rights and remedies of Landlord under this Lease, immediately implement such plan with a consultant reasonably acceptable to Landlord and proceed to Clean-Up Hazardous Materials in accordance with all applicable laws. If, within thirty (30) days after receiving a copy of such Environmental Report, Tenant fails either (a) to complete such Clean-up, or (b) with respect to any Clean-up that cannot be completed within such thirty-day period, fails to proceed with diligence to prepare the Clean-up plan and complete the Clean-up as promptly as practicable, then Landlord shall have the right, but not the obligation, and without waiving any other rights under this Lease, to carry out any Clean-up recommended by the Environmental Report or required by any governmental authority having jurisdiction over the Premises, and recover all of the costs and expenses thereof from Tenant as Additional Rent, payable within ten (10) days after receipt of written demand therefor.

5.3.4.2 No Rent Abatement. Tenant shall continue to pay all Rent due or accruing under this Lease during any Clean-up, and shall not be entitled to any reduction, offset or deferral of any Base Rent or Additional Rent due or accruing under this Lease during any such Clean-up.

5.3.4.3 Surrender of Premises. Tenant shall complete any Clean-up prior to surrender of the Premises upon the expiration or earlier termination of this Lease. Tenant shall obtain and deliver to Landlord a letter or other written determination from the overseeing governmental authority confirming that the Clean-up has been completed in accordance with all requirements of such governmental authority and that no further response action of any kind is required for the unrestricted use of the Premises (“Closure Letter”). Upon the expiration or earlier termination of this Lease, Tenant shall also be obligated to close all permits obtained in connection with Hazardous Materials used by Tenant or Tenant’s Agents in accordance with applicable laws.

5.3.4.4 Failure to Timely Clean-Up. Should any Clean-up for which Tenant is responsible not be completed, or should Tenant not receive the Closure Letter and any governmental approvals required under Environmental Laws in conjunction with such Clean-up prior to the expiration or earlier termination of this Lease, then, commencing on the later of the termination of this Lease and three (3) business days after Landlord’s delivery of notice of such failure and that it elects to treat such failure as a holdover, Tenant shall be liable to Landlord as a holdover tenant (as more particularly provided in Article 16) until Tenant has fully complied with its obligations under this Section 5.3.

5.3.5 Confidentiality. Unless compelled to do so by applicable law, Tenant agrees that Tenant shall not disclose, discuss, disseminate or copy any information, data, findings, communications, conclusions and reports regarding the environmental condition of the Premises to any Person (other than Tenant’s consultants, attorneys, property managers, employees, shareholders and potential and actual investors, lenders, business and merger partners, subtenants and assignees that have a need to know such information), including any governmental authority, without the prior written consent of Landlord. In the event Tenant reasonably believes that disclosure is compelled by applicable law, it shall provide Landlord ten (10) days’ advance notice of disclosure of confidential information so that Landlord may attempt to obtain a protective order. Tenant may additionally release such information to bona fide prospective purchasers or lenders, subject to any such parties’ written agreement to be bound by the terms of this Section 5.3.

5.3.6 Copies of Environmental Reports. Within thirty (30) days of receipt thereof, Tenant shall provide Landlord with a copy of any and all environmental assessments, audits, studies and reports regarding Tenant’s activities with respect to the Premises, or ground water beneath the Land, or the environmental condition or

Clean-up thereof. Tenant shall be obligated to provide Landlord with a copy of such materials without regard to whether such materials are generated by Tenant or prepared for Tenant, or how Tenant comes into possession of such materials.

5.3.7 Signs, Response Plans, Etc. Tenant shall be responsible for posting on the Premises any signs required under applicable Environmental Laws with respect to the use of Hazardous Materials by Tenant or Tenant’s Agents. Tenant shall also complete and file any business response plans or inventories required by any applicable laws. Tenant shall concurrently file a copy of any such business response plan or inventory with Landlord.

5.3.8 Survival. Each covenant, agreement, representation, warranty and indemnification made by Tenant set forth in this Section 5.3 shall survive the expiration or earlier termination of this Lease and shall remain effective until all of Tenant’s obligations under this Section 5.3 have been completely performed and satisfied.

5.4 Generator.

5.4.1 In General. Landlord shall, at its sole cost and expense, install a generator and fuel tank in accordance with the Preliminary Plans set forth in the Tenant Work Letter in the enclosure area being installed by Landlord outside of the Premises (the “Outside Equipment Area”). In addition, subject to the terms of this Lease, and applicable laws, Tenant shall have the right, at Tenant’s sole cost and expense, to install a nitrogen generator and/or microbulk nitrogen supply (collectively, the “Outside Equipment”) in the Outside Equipment Area. The “Outside Equipment” shall be deemed to include, without limitation, all associated equipment, connections and/or facilities. All plans and specifications relating to the Outside Equipment shall be subject to the approval of Landlord, which shall not be unreasonably withheld.

5.4.2 Operation and Maintenance of Outside Equipment. In no event shall Tenant permit the Outside Equipment to interfere with normal and customary use or operation of the Project by Landlord or other tenants and/or occupants (including, without limitation, by means of noise or odor). Tenant shall be responsible, at Tenant’s sole cost and expense, for all maintenance and repairs and compliance with law obligations with respect to the Outside Equipment, and Tenant acknowledges and that Landlord shall have no responsibility in connection with the Outside Equipment and that Landlord shall not be liable for any damage that may occur with respect to the Outside Equipment. All matters (including all plans and specifications) relating to the use, maintenance, repair, modification, compliance with laws, and removal of the Outside Equipment (including, without limitation, with respect to the manner and means of Tenant’s connection of the Outside Equipment to the electrical systems of the Building) shall be subject to the prior approval of Landlord, which approval shall not be unreasonably withheld and may be conditioned on Tenant complying with such reasonable requirements imposed by Landlord, based on the advice of Landlord’s engineers, so that the Building’s systems or other components of the Building and the occupants of the Building are not adversely affected by the operation of the Outside Equipment, and/or based upon other reasonable factors as determined by Landlord. The Outside Equipment and Outside Equipment Area shall be deemed to be a part of the Premises for purposes of the insurance provisions of this Lease, and, in addition, Tenant shall maintain, at Tenant’s cost, industry standard “boiler and machinery” insurance coverage with respect thereto.

5.4.3 Outside Equipment Use. Any generator in the Outside Equipment Area shall be used by Tenant only during (i) testing and regular maintenance, and (ii) the period of any electrical power outage in the Building. Tenant shall be entitled to operate such generator for testing and regular maintenance only upon notice to Landlord and at times reasonably approved by Landlord. Tenant shall maintain any required permits allowing the operation of the Outside Equipment throughout the Lease Term.

5.4.4 Landlord Costs. Tenant shall be responsible for any and all costs, if any, incurred by Landlord as a result of or in connection with Tenant’s installation, operation, modification, use and/or removal of the Outside Equipment in violation of laws or this Lease.

5.4.5 Removal of Outside Equipment. At the expiration or earlier termination of the Lease, the Outside Equipment, to the extent owned (and not leased) by Tenant, shall become Landlord’s property and shall remain at the Premises, in good order and repair, and with all applicable permits current.

6. SERVICES AND UTILITIES

6.1 In General. Tenant will be responsible, at its sole cost and expense, for the furnishing of all services and utilities to the Premises, including, but not limited to heating, ventilation and air-conditioning, electricity, water, telephone, janitorial and interior Building security services.

6.1.1 All utilities (including without limitation, electricity, gas, sewer and water) to the Building are separately metered at the Premises and shall be paid directly by Tenant to the applicable utility provider.

6.1.2 Landlord shall not provide janitorial services for the interior of the Premises. Tenant shall be solely responsible for performing all janitorial services and other cleaning of the Premises, all in compliance with applicable laws. The janitorial and cleaning of the Premises shall be adequate to maintain the Premises in a manner consistent with First Class Life Sciences Projects.

Tenant shall cooperate fully with Landlord at all times and abide by all reasonable regulations and requirements that Landlord may reasonably prescribe for the proper functioning and protection of the HVAC, electrical, mechanical and plumbing systems. Provided that Landlord agrees to provide and maintain and keep in continuous service utility connections to the Project, including electricity, water and sewage connections, Landlord shall have no obligation to provide any services or utilities to the Building, including, but not limited to heating, ventilation and air-conditioning, electricity, water, telephone, janitorial and interior Building security services.

6.2 Interruption of Use. Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by breakage, repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building or Project after reasonable effort to do so, by any riot or other dangerous condition, emergency, accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease. Notwithstanding the foregoing, Landlord may be liable for damages to the extent caused by the negligence or willful misconduct of Landlord or the Landlord Parties, provided that Landlord shall not be liable under any circumstances for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 6.

7. REPAIRS

7.1 Tenant Repair Obligations. Tenant shall, throughout the Term, at its sole cost and expense, maintain, repair or replace as required, the Premises and Building and every part thereof in a good standard of maintenance, repair and replacement as required, and in good and sanitary condition, all in accordance with the standards of First Class Life Sciences Projects, except for Landlord Repair Obligations, whether or not such maintenance, repair, replacement or improvement is required in order to comply with applicable Laws (“Tenant’s Repair Obligations”), including, without limitation, the following: (1) interior glass, windows, window frames, window casements (including the repairing, resealing, cleaning and replacing of both interior and exterior windows); (2) interior and exterior doors, door frames and door closers; (3) interior lighting (including, without limitation, light bulbs and ballasts); (4) the plumbing, sewer, drainage, electrical, fire protection, life safety and security systems and equipment, existing heating, ventilation and air-conditioning systems, and all other mechanical, electrical and communications systems and equipment (collectively with the elevator in the Building, the “Building Systems”), including without limitation (i) any specialty or supplemental Building Systems installed by or for Tenant and (ii) all electrical facilities and equipment, including lighting fixtures, lamps, fans and any exhaust equipment and systems, electrical motors and all other appliances and equipment of every kind and nature located in, upon or about the Premises; (5) all communications systems serving the Premises; (6) all of Tenant’s security systems in or about or serving the Premises; (7) Tenant’s signage; (8) interior demising walls and partitions (including painting and wall coverings), equipment, floors, and any roll-up doors, ramps and dock equipment, and (9) the Building HVAC system and equipment. Tenant shall additionally be responsible, at Tenant’s sole cost and expense, to furnish all expendables, including light bulbs, paper goods and soaps, used in the Premises, and, to the extent that Landlord notifies Tenant in writing of its intention to no longer arrange for such monitoring, cause the fire alarm systems serving the Premises to be monitored by a monitoring or protective services firm approved by Landlord in writing.

7.2 Service Contracts. All Building Systems (other than the elevator), including HVAC, main electrical, plumbing and fire/life-safety systems, shall be maintained, repaired and replaced by Tenant (i) in a commercially reasonable first-class condition, (ii) in accordance with any applicable manufacturer specifications relating to any particular component of such Building Systems, (iii) in accordance with applicable Laws. To perform such work, Tenant shall contract with qualified, experienced professional third party service companies (a “Service Contract”). Tenant shall regularly, in accordance with commercially reasonable standards, generate and maintain preventive maintenance records relating to each Building’s mechanical and main electrical systems, including life safety and the central plant (“Preventative Maintenance Records”). In addition, upon Landlord’s request, Tenant shall deliver a copy of all current Service Contracts to Landlord and/or a copy of the Preventative Maintenance Records.

7.3 Landlord’s Right to Perform Tenant’s Repair Obligations. Tenant shall notify Landlord in writing at least ten (10) business days prior to performing any Tenant’s Repair Obligation which may have a material, adverse affect the Building Systems or which is reasonably anticipated to cost more than $100,000.00. Upon receipt of such notice from Tenant, Landlord shall have the right to either (i) perform such material Tenant’s Repair Obligation by delivering notice of such election to Tenant within ten (10) business days following receipt of Tenant’s notice, and Tenant shall pay Landlord the cost thereof (including Landlord’s reasonable out-of-pocket costs incurred in connection therewith) within thirty (30) days after receipt of an invoice therefor, or (ii) require Tenant to perform such Tenant’s Repair Obligation at Tenant’s sole cost and expense. If Tenant fails to perform any Tenant’s Repair Obligation within a reasonable time period after written notice thereof from Landlord, as reasonably determined by Landlord, then Landlord may, but need not, following delivery of notice to Tenant of such election, make such Tenant Repair Obligation, and Tenant shall pay Landlord the cost thereof, (including Landlord’s reasonable supervision fee) within thirty (30) days after receipt of an invoice therefor.

7.4 Landlord Repair Obligations. Landlord shall be responsible for repairs to and routine maintenance of (i) the exterior glass, exterior walls, foundation and roof of the Building, the structural portions of the floors of the Building, including, without limitation, any painting, sealing, patching and waterproofing of exterior walls, and (ii) repairs to the elevator in the Building and underground utilities, except to the extent that any such repairs are required due to the negligence or willful misconduct of Tenant (the “Landlord Repair Obligations”); provided, however, that if such repairs are due to the negligence or willful misconduct of Tenant, Landlord shall nevertheless make such repairs at Tenant’s expense, or, if covered by Landlord’s insurance, Tenant shall only be obligated to pay any deductible in connection therewith. Costs expended by Landlord in connection with the Landlord Repair Obligations shall be included in Operating Expenses to the extent allowed pursuant to the terms of Article 4, above. Landlord shall cooperate with Tenant to enforce any warranties that Landlord holds that could reduce Tenant’s maintenance obligations under this Lease.

7.5 Tenant’s Right to Make Repairs. Notwithstanding any provision to the contrary contained in this Lease, if Tenant provides written notice to Landlord of an event or circumstance which requires the action of Landlord under this Lease with respect to repair and/or maintenance required in the Premises, including repairs to the portions of the Building that are Landlord’s responsibility under Section 7.4 (the “Base Building”), which event or circumstance with respect to the Base Building materially and adversely affects the conduct of Tenant’s business from the Premises, and Landlord fails to commence corrective action within a reasonable period of time, given the circumstances, after the receipt of such notice, but in any event not later than thirty (30) days after receipt of said notice (unless Landlord’s obligation cannot reasonably be performed within thirty (30) days, in which event Landlord shall be allowed additional time as is reasonably necessary to perform the obligation so long as Landlord begins performance within the initial thirty (30) days and diligently pursues performance to completion), or, in the event of an Emergency (as defined below), not later than five (5) business days after receipt of such notice, then Tenant shall have the right to undertake such actions as may be reasonably necessary to make such repairs if Landlord thereafter fails to commence corrective action within five (5) business days following Landlord’s receipt of a second written notice from Tenant specifying that Tenant will undertake such actions if Landlord fails to timely do so (provided that such notice shall include the following language in bold, capitalized text: “IF LANDLORD FAILS TO COMMENCE THE REPAIRS DESCRIBED IN THIS LETTER WITHIN FIVE (5) BUSINESS DAYS FROM LANDLORD’S RECEIPT OF THIS LETTER, TENANT WILL PERFORM SUCH REPAIRS AT LANDLORD’S EXPENSE”; provided, however, that in no event shall Tenant undertake any actions that could materially or adversely affect the Base Building. Notwithstanding the foregoing, in the event of an Emergency, no second written notice shall be required as long as Tenant advises Landlord in the first written notice of Tenant’s intent to perform such Emergency repairs if Landlord does not commence the same within such five (5) business day period, utilizing the language required in second notices. If such action was required under the terms of this Lease to be taken by Landlord and was not commenced by Landlord within such five (5) business day period and thereafter diligently pursued to completion, then Tenant shall be entitled to prompt reimbursement by Landlord of the reasonable out-of-pocket third-party costs and expenses actually incurred by Tenant in taking such action. If Tenant undertakes such corrective actions pursuant to this Section 7.3, then (a) the insurance and indemnity provisions set forth in this Lease shall apply to Tenant’s performance of such corrective actions, (b) Tenant shall proceed in accordance with all applicable laws, (c) Tenant shall retain to perform such corrective actions only such reputable contractors and suppliers as are duly licensed and qualified, (d) Tenant shall effect such repairs in a good and workmanlike and commercially reasonable manner, (e) Tenant shall use new or like new materials, and (f) Tenant shall take reasonable efforts to minimize any material interference or impact on the other tenants and occupants of the Building. Promptly following completion of any work taken by Tenant pursuant to the terms of this Section 7.5, Tenant shall deliver a detailed invoice of the work completed, the materials used and the costs relating thereto, and Landlord shall reimburse Tenant the amounts expended by Tenant in connection with such work, provided that Landlord shall have the right to object if Landlord claims that such action did not have to be taken by Landlord pursuant to the terms of this Lease or that the charges are excessive (in which case Landlord shall pay the amount it contends would not have been excessive). For purposes of this Section 7.5, an “Emergency” shall mean an event threatening immediate and material danger to people located in the Building or immediate, material damage to the Building, Base Building, or creating a realistic possibility of an immediate and material interference with, or immediate and material interruption of a material aspect of Tenant’s business operations.

8. ADDITIONS AND ALTERATIONS

8.1 Landlord’s Consent to Alterations. Tenant may not make any improvements, alterations, additions or changes to the Premises or any mechanical, plumbing or HVAC facilities or systems pertaining to the Premises (collectively, the “Alterations”) without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than ten (10) business days prior to the commencement thereof, and which consent shall not be unreasonably withheld by Landlord, provided it shall be deemed reasonable for Landlord to withhold its consent to any Alteration which adversely affects the structural portions or the systems or equipment of the Building or is visible from the exterior of the Building. Notwithstanding the foregoing, Tenant shall be permitted to make Alterations following ten (10) business days notice to Landlord (as to Alterations costing more than $10,000 only), but without Landlord’s prior consent, to the extent that such Alterations (i) do not affect the building systems or equipment (other than minor changes such as adding or relocating electrical outlets and thermostats), (ii) are not visible from the exterior of the Building, and (iii) cost less than $50,000.00 for a particular job of work. The construction of the Landlord’s TI Work to the Premises shall be governed by the terms of the Tenant Work Letter and not the terms of this Article 8.

8.2 Manner of Construction. Landlord may impose, as a condition of its consent to any and all Alterations or repairs of the Premises or about the Premises, such requirements as Landlord in its reasonable discretion may deem desirable, including, but not limited to, the requirement that upon Landlord’s request, Tenant shall, at Tenant’s expense, remove such Alterations upon the expiration or any early termination of the Lease Term. Tenant shall construct such Alterations and perform such repairs in a good and workmanlike manner, in conformance with any and all applicable federal, state, county or municipal laws, rules and regulations and pursuant to a valid building permit, issued by the city in which the Building is located (or other applicable governmental authority). Tenant shall not use (and upon notice from Landlord shall cease using) contractors, services, workmen, labor, materials or equipment that, in Landlord’s reasonable judgment, would disturb labor harmony with the workforce or trades engaged in performing other work, labor or services in or about the Building or the Common Areas. Upon completion of any Alterations, Tenant shall deliver to Landlord final lien waivers from all contractors, subcontractors and materialmen who performed such work. In addition to Tenant’s obligations under Article 9 of this Lease, upon completion of any Alterations, Tenant agrees to cause a Notice of Completion to be recorded in the office of the Recorder of the County of San Mateo in accordance with Section 3093 of the Civil Code of the State of California or any successor statute, and Tenant shall deliver to the Project construction manager a reproducible copy of the “as built” drawings of the Alterations as well as all permits, approvals and other documents issued by any governmental agency in connection with the Alterations.

8.3 Payment for Improvements. In connection with any Alterations, that affect the Building systems (other than minor changes such as adding or relocating electrical outlets and thermostats), or which have a cost in excess of $100,000, Tenant shall reimburse Landlord for Landlord’s reasonable, actual, out-of-pocket costs and expenses actually incurred in connection with Landlord’s review of such work.

8.4 Construction Insurance. In addition to the requirements of Article 10 of this Lease, in the event that Tenant makes any Alterations, prior to the commencement of such Alterations, Tenant shall provide Landlord with evidence that Tenant carries “Builder’s All Risk” insurance in an amount approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may reasonably require, it being understood and agreed that all of such Alterations shall be insured by Landlord pursuant to Article 10 of this Lease immediately upon completion thereof. In addition, Tenant’s contractors and subcontractors shall be required to carry Commercial General Liability Insurance in an amount approved by Landlord and otherwise in accordance with the requirements of Article 10 of this Lease. In connection with Alterations with a cost in excess of $250,000, Landlord may, in its reasonable discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of such Alterations and naming Landlord as a co-obligee.

8.5 Landlord’s Property. All Alterations, improvements, fixtures, equipment and/or appurtenances which may be installed or placed in or about the Premises, from time to time, shall be at the sole cost of Tenant and all Alterations and improvements (including demountable walls) shall be and become the property of Landlord and remain in place at the Premises following the expiration or earlier termination of this Lease. Notwithstanding the foregoing, Landlord may, by written notice to Tenant given at the time it consents to an Alteration, require Tenant, at Tenant’s expense, to remove any Alterations within the Premises and to repair any damage to the Premises and Building caused by such removal. If Tenant fails to complete such removal and/or to repair any damage caused by the removal of any Alterations, Landlord may do so and may charge the cost thereof to Tenant. Tenant hereby protects, defends, indemnifies and holds Landlord harmless from any liability, cost, obligation, expense or claim of lien in any manner relating to the installation, placement, removal or financing of any such Alterations, improvements, fixtures and/or equipment in, on or about the Premises, which obligations of Tenant shall survive the expiration or earlier termination of this Lease. Notwithstanding the foregoing, except to the extent the same are paid for by the Tenant Improvement Allowance, the items set forth in Exhibit G attached hereto (the “Tenant’s Property”) shall at all times be and remain Tenant’s property. Exhibit G may be updated from time to time by agreement of the parties. Tenant may remove the Tenant’s Property from the Premises at any time, provided that Tenant repairs all damage caused by such removal. Landlord shall have no lien or other interest in the Tenant’s Property.

9. COVENANT AGAINST LIENS Tenant shall keep the Project and Premises free from any liens or encumbrances arising out of the work performed, materials furnished or obligations incurred by or on behalf of Tenant, and shall protect, defend, indemnify and hold Landlord harmless from and against any claims, liabilities, judgments or costs (including, without limitation, reasonable attorneys’ fees and costs) arising out of same or in connection therewith. Except as to Alterations as to which no notice is required under the second sentence of Section 8.1, Tenant shall give Landlord notice at least ten (10) business days prior to the commencement of any such work on the Premises (or such additional time as may be necessary under applicable laws) to afford Landlord the opportunity of posting and recording appropriate notices of non-responsibility (to the extent applicable pursuant to then applicable laws). Tenant shall remove any such lien or encumbrance by bond or otherwise within ten (10) business days after notice by Landlord, and if Tenant shall fail to do so, Landlord may pay the amount necessary to remove such lien or encumbrance, without being responsible for investigating the validity thereof.

10. INSURANCE

10.1 Indemnification and Waiver. Except as provided in Section 10.5 or to the extent due to the negligence, willful misconduct or violation of this Lease by Landlord or the Landlord Parties, Tenant hereby assumes all risk of damage to property in, upon or about the Premises from any cause whatsoever (including, but not limited to, any personal injuries resulting from a slip and fall in, upon or about the Premises) and agrees that Landlord, its partners, subpartners and their respective officers, agents, servants, employees, and independent contractors (collectively, “Landlord Parties”) shall not be liable for, and are hereby released from any responsibility for, any damage either to person or property or resulting from the loss of use thereof, which damage is sustained by Tenant or by other persons claiming through Tenant. Tenant shall indemnify, defend, protect, and hold harmless the Landlord Parties from any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys’ fees) incurred in connection with or arising from any cause in, on or about the Premises (including, but not limited to, a slip and fall), any acts, omissions or negligence of Tenant or of any person claiming by, through or under Tenant, or of the contractors, agents, servants, employees, invitees, guests or licensees of Tenant or any such person, in, on or about the Project or any breach of the terms of this Lease, either prior to, during, or after the expiration of the Lease Term, provided that the terms of the foregoing indemnity shall not apply to the negligence or willful misconduct of Landlord or its agents, employees, contractors, licensees or invitees, or Landlord’s violation of this Lease. Should Landlord be named as a defendant in any suit brought against Tenant in connection with or arising out of Tenant’s occupancy of the Premises, Tenant shall pay to Landlord its costs and expenses incurred in such suit, including without limitation, its actual professional fees such as reasonable appraisers’, accountants’ and attorneys’ fees. Notwithstanding anything to the contrary in this Lease, Landlord shall not be released or indemnified from, and shall indemnify, defend, protect and hold harmless Tenant from, all losses, damages, liabilities, claims, attorneys’ fees, costs and expenses arising from the gross negligence or willful misconduct of Landlord or its agents, contractors, licensees or invitees, or a violation of Landlord’s obligations or representations under this Lease. The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease with respect to any claims or liability arising in connection with any event occurring prior to such expiration or termination.

10.2 Tenant’s Compliance With Landlord’s Property Insurance. Landlord shall insure the Building, Landlord’s TI Work and any Alterations during the Lease Term against loss or damage under an “all risk” property insurance policy. Such coverage shall be in such amounts, from such companies, and on such other terms and conditions, as Landlord may from time to time reasonably determine. Additionally, at the option of Landlord, such insurance coverage may include the risks of earthquakes and/or flood damage and additional hazards, a rental loss endorsement and one or more loss payee endorsements in favor of the holders of any mortgages or deeds of trust encumbering the interest of Landlord in the Building or the ground or underlying lessors of the Building, or any portion thereof. The costs of such insurance shall be included in Operating Expenses, subject to the terms of Section 4.2.4. Tenant shall, at Tenant’s expense, comply with all insurance company requirements pertaining to the use of the Premises. If Tenant’s conduct or use of the Premises causes any increase in the premium for such insurance policies then Tenant shall reimburse Landlord for any such increase. Tenant, at Tenant’s expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body. Notwithstanding anything to the contrary in this Lease, Tenant shall not be required to comply with or cause the Premises to comply with any laws, rules, regulations or insurance requirements requiring the construction of alterations unless such compliance is necessitated solely due to Tenant’s particular use of the Premises.

10.3 Tenant’s Insurance. Tenant shall maintain the following coverages in the following amounts.

10.3.1 Commercial General Liability Insurance on an occurrence form covering the insured against claims of bodily injury and property damage (including loss of use thereof) arising out of Tenant’s operations, and contractual liabilities including a contractual coverage for limits of liability (which limits may be met together with umbrella liability insurance) of not less than:

Bodily Injury and	$5,000,000 each occurrence
Property Damage Liability	$5,000,000 annual aggregate
Personal Injury Liability	$5,000,000 annual aggregate

10.3.2 Property Insurance covering all office furniture, business and trade fixtures, office and lab equipment, free-standing cabinet work, movable partitions, merchandise and all other items of Tenant’s property on the Premises installed by, for, or at the expense of Tenant. Such insurance shall be written on an “all risks” of physical loss or damage basis, for the full replacement cost value (subject to reasonable deductible amounts) new without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include coverage for damage or other loss caused by fire or other peril including, but not limited to, vandalism and malicious mischief, theft, water damage (excluding flood), including sprinkler leakage, bursting or stoppage of pipes, and explosion, and providing business interruption coverage for a period of ninety (90) days.

10.3.3 Business Income Interruption for ninety (90) days plus Extra Expense insurance in such amounts as will reimburse Tenant for actual direct or indirect loss of earnings attributable to the risks outlined in Section 10.3.2 above.

10.3.4 Worker’s Compensation and Employer’s Liability or other similar insurance pursuant to all applicable state and local statutes and regulations. The policy shall include a waiver of subrogation in favor of Landlord, its employees, Lenders and any property manager or partners.

10.4 Form of Policies. The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease. Such insurance shall (i) name Landlord, its subsidiaries and affiliates, its property manager (if any) and any other party the Landlord so specifies, as an additional insured on the liability insurance, including Landlord’s managing agent, if any; (ii) be issued by an insurance company having a rating of not less than A:VII in Best’s Insurance Guide or which is otherwise acceptable to Landlord and authorized to do business in the State of California; and (iv) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and is non-contributing with any insurance required of Tenant. Tenant shall not cause said insurance to be canceled or coverage changed unless thirty (30) days’ prior written notice shall have been given to Landlord and any mortgagee of Landlord (unless such cancellation is the result of non-payment of premiums). Tenant shall deliver said policy or policies or certificates thereof to Landlord on or before the Lease Commencement Date and at least ten (10) days before the expiration dates thereof. In the event Tenant shall fail to procure such insurance, or to deliver such policies or certificate, Landlord may, at its option, procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord within five (5) days after delivery to Tenant of bills therefor.

10.5 Subrogation. Landlord and Tenant hereby agree to look solely to, and seek recovery only from, their respective insurance carriers in the event of a property or business interruption loss to the extent that such coverage is agreed to be provided hereunder. Notwithstanding anything to the contrary in this Lease, the parties each hereby waive all rights and claims against each other for such losses, and waive all rights of subrogation of their respective insurers. The parties agree that their respective insurance policies do now, or shall, contain the waiver of subrogation.

10.6 Additional Insurance Obligations. Tenant shall carry and maintain during the entire Lease Term, at Tenant’s sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 10 and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant’s operations therein, as may be reasonably requested by Landlord or Landlord’s lender, but in no event in excess of the amounts and types of insurance then being required by landlords of buildings comparable to and in the vicinity of the Building.

11. DAMAGE AND DESTRUCTION

11.1 Repair of Damage to Premises by Landlord. Tenant shall promptly notify Landlord of any damage to the Premises resulting from fire or any other casualty. If the Premises or any Common Areas serving or providing access to the Premises shall be damaged by fire or other casualty, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, and subject to all other terms of this Article 11, restore the Premises and such Common Areas. Such restoration shall be to substantially the same condition of the Premises and the Common Areas prior to the casualty, except for modifications required by zoning and building codes and other laws or any other modifications to the Common Areas deemed desirable by Landlord, which are consistent with the character of the Project, provided that access to the Premises shall not be materially impaired. Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant’s business resulting in any way from such damage or the repair thereof; provided however, that if such fire or other casualty shall have damaged the Premises or Common Areas necessary to Tenant’s occupancy, and the damaged portions of the Premises are not occupied by Tenant as a result thereof, then during the time and to the extent the Premises are unfit for occupancy, the Rent shall be abated in proportion to the ratio that the amount of rentable square feet of the Premises which is unfit for occupancy for the purposes permitted under this Lease bears to the total rentable square feet of the Premises.

11.2 Landlord’s Option to Repair. Notwithstanding the terms of Section 11.1 of this Lease, Landlord may elect not to rebuild and/or restore the Premises, Building and/or Project, and instead terminate this Lease, by notifying Tenant in writing of such termination within sixty (60) days after the date of discovery of the damage, such notice to include a termination date giving Tenant sixty (60) days to vacate the Premises, but Landlord may so elect only if the Building shall be damaged by fire or other casualty or cause, and one or more of the following conditions is present: (i) in Landlord’s reasonable judgment, repairs cannot reasonably be completed within one (1) year after the date of discovery of the damage (when such repairs are made without the payment of overtime or other premiums); (ii) the damage is due to a risk that Landlord is not required to insure under this Lease, and the cost of restoration exceed five percent (5%) of the replacement cost of the Building (unless Tenant agrees to pay any uninsured amount in excess of such five percent (5%)); or (iii) the damage occurs during the last twelve (12) months of the Lease Term and will take more than sixty (60) days to restore; provided, however, that if Landlord does not elect to terminate this Lease pursuant to Landlord’s termination right as provided above, and the repairs cannot, in the reasonable opinion of Landlord, be completed within eight (8) months days after the date of discovery of the damage (or are not in fact completed within nine (9) months after the date of discovery of the damage), Tenant may elect, no earlier than sixty (60) days after the date of the damage and not later than ninety (90) days after the date of such damage, or within thirty (30) days after such repairs are not timely completed, to terminate this Lease by written notice to Landlord effective as of the date specified in the notice, which date shall not be less than thirty (30) days nor more than sixty (60) days after the date such notice is given by Tenant.

11.3 Waiver of Statutory Provisions. The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or the Project, and any statute or regulation of the State of California, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or the Project.

12. NONWAIVER No provision of this Lease shall be deemed waived by either party hereto unless expressly waived in a writing signed thereby. The waiver by either party hereto of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of same or any other term, covenant or condition herein contained. The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such Rent. No acceptance of a lesser amount than the Rent herein stipulated shall be deemed a waiver of Landlord’s right to receive the full amount due, nor shall any endorsement or statement on any check or payment or any letter accompanying such check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the full amount due. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant’s right of possession hereunder, or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit, or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.

13. CONDEMNATION If the whole or any part of the Premises shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the use or reconstruction of any part of the Premises, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Landlord shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority. Tenant shall not because of such taking assert any claim against Landlord or the authority for any compensation because of such taking and Landlord shall be entitled to the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant’s personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, for moving expenses, for the unamortized value of any improvements paid for by Tenant and for the Lease “bonus value”, so long as such claims are payable separately to Tenant. All Rent shall be apportioned as of the date of such termination. If any part of the Premises shall be taken, and this Lease shall not be so terminated, the Rent shall be proportionately abated. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of The California Code of Civil Procedure. Notwithstanding anything to the contrary contained in this Article 13, in the event of a temporary taking of all or any portion of the Premises for a period of one hundred and eighty (180) days or less, then this Lease shall not terminate but the Base Rent and the Additional Rent shall be abated for the period of such taking in proportion to the ratio that the amount of rentable square feet of the Premises taken bears to the total rentable square feet of the Premises. Landlord shall be entitled to receive the entire award made in connection with any such temporary taking.

14. ASSIGNMENT AND SUBLETTING

14.1 Transfers. Tenant shall not, without the prior written consent of Landlord, assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, permit any assignment, or other transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or enter into any license or concession agreements or otherwise permit the occupancy or use of the Premises or any part thereof by any persons other than Tenant and its employees and contractors (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers” and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”). If Tenant desires Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the “Transfer Notice”) shall include (i) the proposed effective date of the Transfer, which shall not be less than thirty (30) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the “Subject Space”), (iii) all of the terms of the proposed Transfer and the consideration therefor, including calculation of the “Transfer Premium”, as that term is defined in Section 14.3 below, in connection with such Transfer, the name and address of the proposed Transferee, and a copy of all existing executed and/or proposed documentation pertaining to the proposed Transfer, and (iv) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, and any other information reasonably required by Landlord which will enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee’s business and proposed use of the Subject Space. Any Transfer made without Landlord’s prior written consent shall, at Landlord’s option, be null, void and of no effect, and shall, at Landlord’s option, constitute a default by Tenant under this Lease. Whether or not Landlord consents to any proposed Transfer, Tenant shall pay Landlord’s reasonable review and processing fees, as well as any reasonable professional fees (including, without limitation, attorneys’, accountants’, architects’, engineers’ and consultants’ fees) incurred by Landlord (not to exceed $3,500 in the aggregate for any particular Transfer), within thirty (30) days after written request by Landlord.

14.2 Landlord’s Consent. Landlord shall not unreasonably withhold or delay its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in the Transfer Notice. Without limitation as to other reasonable grounds for withholding consent, the parties hereby agree that it shall be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply:

14.2.1 The Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building or the Project;

14.2.2 The Transferee is either a governmental agency or instrumentality thereof;

14.2.3 The Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities to be undertaken in connection with the Transfer on the date consent is requested; or

14.2.4 The proposed Transfer would cause a violation of another lease for space in the Project, or would give an occupant of the Project a right to cancel its lease.

If Landlord consents to any Transfer pursuant to the terms of this Section 14.2 (and does not exercise any recapture rights Landlord may have under Section 14.4 of this Lease), Tenant may within six (6) months after Landlord’s consent, but not later than the expiration of said six-month period, enter into such Transfer of the Premises or portion thereof, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1 of this Lease, provided that if there are any changes in the terms and conditions from those specified in the Transfer Notice such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.2, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14 (including Landlord’s right of recapture, if any, under Section 14.4 of this Lease). Notwithstanding anything to the contrary in this Lease, if Tenant or any proposed Transferee claims that Landlord has unreasonably withheld or delayed its consent under Section 14.2 or otherwise has breached or acted unreasonably under this Article 14, their sole remedies shall be a suit for contract damages (other than damages for injury to, or interference with, Tenant’s business including, without limitation, loss of profits, however occurring) or declaratory judgment and an injunction for the relief sought, and Tenant hereby waives all other remedies, including, without limitation, any right at law or equity to terminate this Lease, on its own behalf and, to the extent permitted under all applicable laws, on behalf of the proposed Transferee.

14.3 Transfer Premium. If Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord fifty percent (50%) of any “Transfer Premium,” as that term is defined in this Section 14.3, received by Tenant from such Transferee. “Transfer Premium” shall mean all rent, additional rent or other consideration payable by such Transferee in connection with the Transfer in excess of the Rent and Additional Rent payable by Tenant under this Lease during the term of the Transfer on a per rentable square foot basis if less than all of the Premises is transferred, and after deduction of (i) any costs of improvements made to the Subject Space in connection with such Transfer, (ii) brokerage commissions paid in connection with such Transfer, and (iii) reasonable legal fees incurred in connection with such Transfer. “Transfer Premium” shall also include, but not be limited to, key money, bonus money or other cash consideration paid by Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such Transfer. The determination of the amount of Landlord’s applicable share of the Transfer Premium shall be made on a monthly basis as rent or other consideration is received by Tenant under the Transfer.

14.4 Landlord’s Option as to Subject Space. Notwithstanding anything to the contrary contained in this Article 14, in the event Tenant contemplates a Transfer other than to a Permitted Transferee which, together with all prior Transfers then remaining in effect, would cause seventy-five percent (75%) or more of the Premises to be Transferred for more than seventy five percent (75%) of the then remaining Lease Term (taking into account any extension of the Lease Term which has irrevocably exercised by Tenant), Tenant shall give Landlord notice (the “Intention to Transfer Notice”) of such contemplated Transfer (whether or not the contemplated Transferee or the terms of such contemplated Transfer have been determined). The Intention to Transfer Notice shall specify the portion of and amount of rentable square feet of the Premises which Tenant intends to Transfer in the subject Transfer (the “Contemplated Transfer Space”), the contemplated date of commencement of the Contemplated Transfer (the “Contemplated Effective Date”), and the contemplated length of the term of such contemplated Transfer. Thereafter, Landlord shall have the option, by giving written notice to Tenant within thirty (30) days after receipt of any Intention to Transfer Notice, to recapture the Contemplated Transfer Space. Such recapture shall cancel and terminate this Lease with respect to such Contemplated Transfer Space as of the Contemplated Effective Date. In the event of a recapture by Landlord, if this Lease shall be canceled with respect to less than the entire Premises, the Rent reserved herein shall be prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Premises, and this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of the same. If Landlord declines, or fails to elect in a timely manner, to recapture such Contemplated Transfer Space under this Section 14.4, then, subject to the other terms of this Article 14, for a period of nine (9) months (the “Nine Month Period”) commencing on the last day of such thirty (30) day period, Landlord shall not have any right to recapture the Contemplated Transfer Space with respect to any Transfer made during the Nine Month Period, provided that any such Transfer is substantially on the terms set forth in the Intention to Transfer Notice, and provided further that any such Transfer shall be subject to the remaining terms of this Article 14. If such a Transfer is not so consummated within the Nine Month Period (or if a Transfer is so consummated, then upon the expiration of the term of any Transfer of such Contemplated Transfer Space consummated within such Nine Month Period), Tenant shall again be required to submit a new Intention to Transfer Notice to Landlord with respect any contemplated Transfer, as provided above in this Section 14.4. Tenant shall not be required to provide a separate Intention to Transfer Notice and Tenant’s request for Landlord’s consent to a Transfer shall satisfy Tenant’s obligations in this Section 14.4.

14.5 Effect of Transfer. If Landlord consents to a Transfer, (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, (iv) Tenant shall furnish upon Landlord’s request a complete statement, certified by an independent certified public accountant, or Tenant’s chief financial officer, setting forth in detail the computation of any Transfer Premium Tenant has derived and shall derive from such Transfer, and (v) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord’s consent, shall relieve Tenant or any guarantor of the Lease from any liability under this Lease, including, without limitation, in connection with the Subject Space. Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency, and if understated by more than two percent (2%), Tenant shall pay Landlord’s costs of such audit.

14.6 Additional Transfers. For purposes of this Lease, the term “Transfer” shall also include if Tenant is a partnership, the withdrawal or change, voluntary, involuntary or by operation of law, of fifty percent (50%) or more of the partners, or transfer of fifty percent (50%) or more of partnership interests, within a twelve (12)-month period, or the dissolution of the partnership without immediate reconstitution thereof.

14.7 Occurrence of Default. Any Transfer hereunder shall be subordinate and subject to the provisions of this Lease, and if this Lease shall be terminated during the term of any Transfer, Landlord shall have the right to: (i) treat such Transfer as cancelled and repossess the Subject Space by any lawful means, or (ii) require that such Transferee attorn to and recognize Landlord as its landlord under any such Transfer. If Tenant shall be in default under this Lease, Landlord is hereby irrevocably authorized, as Tenant’s agent and attorney-in-fact, to direct any Transferee to make all payments under or in connection with the Transfer directly to Landlord (which Landlord shall apply towards Tenant’s obligations under this Lease) until such default is cured. Such Transferee shall rely on any representation by Landlord that Tenant is in default hereunder, without any need for confirmation thereof by Tenant. Upon any assignment, the assignee shall assume in writing all obligations and covenants of Tenant thereafter to be performed or observed under this Lease. No collection or acceptance of rent by Landlord from any

Transferee shall be deemed a waiver of any provision of this Article 14 or the approval of any Transferee or a release of Tenant from any obligation under this Lease, whether theretofore or thereafter accruing. In no event shall Landlord’s enforcement of any provision of this Lease against any Transferee be deemed a waiver of Landlord’s right to enforce any term of this Lease against Tenant or any other person. If Tenant’s obligations hereunder have been guaranteed, Landlord’s consent to any Transfer shall not be effective unless the guarantor also consents to such Transfer.

14.8 Non-Transfers. Notwithstanding anything to the contrary contained in this Article 14, (i) an assignment or subletting of all or a portion of the Premises to an affiliate of Tenant (an entity which is controlled by, controls, or is under common control with, Tenant), (ii) an assignment of the Premises to an entity which acquires all or substantially all of the assets or interests (partnership, stock or other) of Tenant, (iii) an assignment of the Premises to an entity which is the resulting entity of a merger or consolidation of Tenant with another entity, or (iv) a sale of corporate shares of capital stock in Tenant in connection with an initial public offering of Tenant’s stock on a nationally-recognized stock exchange (collectively, a “Permitted Transferee”), shall not be deemed a Transfer under this Article 14, provided that (A) Tenant notifies Landlord of any such assignment or sublease and promptly supplies Landlord with any documents or information requested by Landlord regarding such assignment or sublease or such affiliate, (B) such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease, (C) such Permitted Transferee shall be of a character and reputation consistent with the quality of the Building, and (D) such Permitted Transferee described in subpart (ii) or (iii) above shall have a tangible net worth (not including goodwill as an asset) computed in accordance with generally accepted accounting principles (“Net Worth”) at least equal to the Net Worth of Tenant on the day immediately preceding the effective date of such assignment or sublease. An assignee of Tenant’s entire interest that is also a Permitted Transferee may also be known as a “Permitted Assignee”. “Control,” as used in this Section 14.8, shall mean the ownership, directly or indirectly, of at least fifty-one percent (51%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of at least fifty-one percent (51%) of the voting interest in, any person or entity. No such permitted assignment or subletting shall serve to release Tenant from any of its obligations under this Lease.

15. SURRENDER OF PREMISES; OWNERSHIP AND REMOVAL OF TRADE FIXTURES

15.1 Surrender of Premises. No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in writing by Landlord. The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated. The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises or terminate any or all such sublessees or subtenancies.

15.2 Removal of Tenant Property by Tenant. Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 15, quit and surrender possession of the Premises to Landlord in as good order and condition as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, reasonable wear and tear, damage caused by casualty, repairs required as a result of condemnation, and repairs which are specifically made the responsibility of Landlord hereunder excepted. Upon such expiration or termination, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises all debris and rubbish, and such items of furniture, equipment, free-standing cabinet work, movable partitions (but not demountable walls) and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises, and such similar articles of any other persons claiming under Tenant, as Landlord may, in its sole discretion, require to be removed, and Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal.

15.3 Environmental Assessment. In connection with its surrender of the Premises, Tenant shall submit to Landlord, at least fifteen (15) days prior to the expiration date of this Lease (or in the event of an earlier termination of this Lease, as soon as reasonably possible following such termination), an environmental Assessment of the Premises by a competent and experienced environmental engineer or engineering firm reasonably satisfactory to Landlord (pursuant to a contract approved by Landlord and providing that Landlord can rely on the Environmental Assessment). If such Environmental Assessment reveals that remediation or Clean-up is required under any Environmental Laws that Tenant is responsible for under this Lease, Tenant shall submit a remediation plan prepared by a recognized environmental consultant and shall be responsible for all costs of remediation and Clean-up, as more particularly provided in Section 5.3, above.

15.4 Condition of the Building and Premises Upon Surrender. In addition to the above requirements of this Article 15, upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, surrender the Premises and Building with Tenant having complied with all of Tenant’s obligations under this Lease, including those relating to improvement, repair, maintenance, compliance with law, testing and other related obligations of Tenant set forth in Article 7 of this Lease. In the event that the Building and Premises shall be surrendered in a condition which does not comply with the terms of this Section 15.4, because Tenant failed to comply with its obligations set forth in Lease, then following thirty (30) days notice to Tenant, during which thirty (30) day period Tenant shall have the right to cure such noncompliance, Landlord shall be entitled to expend all reasonable costs in order to cause the same to comply with the required condition upon surrender and Tenant shall immediately reimburse Landlord for all such costs upon notice and, commencing on the later of the termination of this Lease and three (3) business days after Landlord’s delivery of notice of such failure and that it elects to treat such failure as a holdover, Tenant shall be deemed during the period that Tenant or Landlord, as the case may be, perform obligations relating to the Surrender Improvements to be in holdover under Article 16 of this Lease.

16. HOLDING OVER If Tenant holds over after the expiration of the Lease Term or earlier termination thereof, with the express or implied consent of Landlord, such tenancy shall be from month-to-month only, and shall not constitute a renewal hereof or an extension for any further term. If Tenant holds over after the expiration of the Lease Term of earlier termination thereof, without the express or implied consent of Landlord, such tenancy shall be deemed to be a tenancy by sufferance only, and shall not constitute a renewal hereof or an extension for any further term. In either case, Base Rent shall be payable at a monthly rate equal to one hundred fifty percent (150%) of the Base Rent applicable during the last rental period of the Lease Term under this Lease. Such month-to-month tenancy or tenancy by sufferance, as the case may be, shall be subject to every other applicable term, covenant and agreement contained herein. Nothing contained in this Article 16 shall be construed as consent by Landlord to any holding over by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys’ fees) and liability resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender and any lost profits to Landlord resulting therefrom.

17. ESTOPPEL CERTIFICATES Within ten (10) business days following a request in writing by Landlord, Tenant shall execute, acknowledge and deliver to Landlord an estoppel certificate, which, as submitted by Landlord, shall be substantially in the form of Exhibit D, attached hereto (or such other form as may be reasonably required by any prospective mortgagee or purchaser of the Project, or any portion thereof), indicating therein any exceptions thereto that may exist at that time, and shall also contain any other information reasonably requested by Landlord or Landlord’s mortgagee or prospective mortgagee. Any such certificate may be relied upon by any prospective mortgagee or purchaser of all or any portion of the Project. Tenant shall execute and deliver whatever other instruments may be reasonably required for such purposes. At any time during the Lease Term, in connection with a sale or financing of the Building by Landlord, Landlord may require Tenant to provide Landlord with its most recent annual financial statement and annual financial statements of the preceding two (2) years. Such statements shall be prepared in accordance with generally accepted accounting principles and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant. Landlord shall hold such statements confidential. Failure of Tenant to timely execute, acknowledge and deliver such estoppel certificate or other instruments shall constitute an acceptance of the Premises and an acknowledgment by Tenant that statements included in the estoppel certificate are true and correct, without exception.

18. SUBORDINATION Landlord hereby represents and warrants to Tenant that the Project is not currently subject to any ground lease, or to the lien of any mortgage or deed of trust. This Lease shall be subject and subordinate to all future ground or underlying leases of the Building or Project and to the lien of any mortgage, trust deed or other encumbrances now or hereafter in force against the Building or Project or any part thereof, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages, trust deeds or other encumbrances, or the lessors under such ground lease or underlying leases, require in writing that this Lease be superior thereto. The subordination of this Lease to any such future ground or underlying leases of the Building or Project or to the lien of any mortgage, trust deed or other encumbrances, shall be subject to Tenant’s receipt of a commercially reasonable subordination, non-disturbance, and attornment agreement in favor of Tenant. Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage or deed in lieu thereof (or if any ground lease is terminated), to attorn, without any deductions or set-offs whatsoever, to the lienholder or purchaser or any successors thereto upon any such foreclosure sale or deed in lieu thereof (or to the ground lessor), if so requested to do so by such purchaser or lienholder or ground lessor, and to recognize such purchaser or lienholder or ground lessor as the lessor under this Lease, provided such lienholder or purchaser or ground lessor shall agree to accept this Lease and not disturb Tenant’s occupancy, so long as Tenant timely pays the rent and observes and performs the terms, covenants and conditions of this Lease to be observed and performed by Tenant. Landlord’s interest herein may be assigned as security at any time to any lienholder. Tenant shall, within ten (10) days of request by Landlord, execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases. Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale.

19. DEFAULTS; REMEDIES

19.1 Events of Default. The occurrence of any of the following shall constitute a default of this Lease by Tenant:

19.1.1 Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, when due unless such failure is cured within five (5) business days after notice; or

19.1.2 Except where a specific time period is otherwise set forth for Tenant’s performance in this Lease, in which event the failure to perform by Tenant within such time period shall be a default by Tenant under this Section 19.1.2, any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant; provided that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30) day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure such default; or

19.1.3 Abandonment or vacation of all or a substantial portion of the Premises by Tenant while Tenant is in default under the Lease; or

19.1.4 The failure by Tenant to observe or perform according to the provisions of Articles 5, 14, 17 or 18 of this Lease where such failure continues for more than five (5) business days after notice from Landlord.

19.2 Remedies Upon Default. Upon the occurrence of any event of default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity (all of which remedies shall be distinct, separate and cumulative), the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.

19.2.1 Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor; and Landlord may recover from Tenant the following:

(i) The worth at the time of award of the unpaid rent which has been earned at the time of such termination; plus

(ii) The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iii) The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iv) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, in each case to the extent allocable to the remaining Lease Term, brokerage commissions and advertising expenses incurred to obtain a new tenant, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and

(v) At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

The term “rent” as used in this Section 19.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Sections 19.2.1(i) and (ii), above, the “worth at the time of award” shall be computed by allowing interest at the rate set forth in Article 25 of this Lease, but in no case greater than the maximum amount of such interest permitted by law. As used in Section 19.2.1(iii) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

19.2.2 Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

19.2.3 Landlord shall at all times have the rights and remedies (which shall be cumulative with each other and cumulative and in addition to those rights and remedies available under Sections 19.2.1 and 19.2.2, above, or any law or other provision of this Lease), without prior demand or notice except as required by applicable law, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof.

19.3 Subleases of Tenant. Whether or not Landlord elects to terminate this Lease on account of any default by Tenant, as set forth in this Article 19, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements. In the event of Landlord’s election to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

19.4 Efforts to Relet. No re-entry, repairs, maintenance, changes, alterations and additions, appointment of a receiver to protect Landlord’s interests hereunder, or any other action or omission by Landlord shall be construed as an election by Landlord to terminate this Lease or Tenant’s right to possession, or to accept a surrender of the Premises, nor shall same operate to release Tenant in whole or in part from any of Tenant’s obligations hereunder, unless express written notice of such intention is sent by Landlord to Tenant.

20. COVENANT OF QUIET ENJOYMENT Landlord covenants that Tenant, on paying the Rent, charges for services and other payments herein reserved and on keeping, observing and performing all the other terms, covenants, conditions, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreements hereof without interference by any persons lawfully claiming by or through Landlord. The foregoing covenant is in lieu of any other covenant express or implied.

21. LETTER OF CREDIT

21.1 Delivery of Letter of Credit. Tenant shall deliver to Landlord, within ten (10) business days after the full execution of this Lease by Landlord and Tenant, an unconditional, clean, irrevocable letter of credit (the “L-C”) in the amount set forth in Section 8 of the Summary (the “L-C Amount”), which L-C shall be issued by a money-center, solvent and nationally recognized bank (a bank which accepts deposits, maintains accounts, has a local San Francisco Bay Area office which will negotiate a letter of credit, and whose deposits are insured by the FDIC) reasonably acceptable to Landlord (such approved, issuing bank being referred to herein as the “Bank”), which Bank must have a rating from Standard and Poor’s Corporation of A- or better (or any equivalent rating thereto from any successor or substitute rating service selected by Lessor) and a letter of credit issuer rating from Moody’s Investor Service of A3 or better (or any equivalent rating thereto from any successor rating agency thereto) (collectively, the “Bank’s Credit Rating Threshold”), and which L-C shall be in the form of Exhibit H, attached hereto. Notwithstanding the foregoing, Landlord hereby approves Silicon Valley Bank as the Bank. If Tenant fails to deliver the L-C within such ten (10) business day period, then, in addition to all of Landlord’s other remedies under this Lease or at law or in equity, Landlord may, at Landlord’s option, cease construction of the Landlord’s TI Work, and any delay resulting from such cessation of construction shall be a Tenant Delay. Tenant shall pay all expenses, points and/or fees incurred by Tenant in obtaining the L-C. The L-C shall (i) be “callable” at sight, irrevocable and unconditional, (ii) be maintained in effect, whether through renewal or extension, for the period commencing on the date of this Lease and continuing until the date (the “L-C Expiration Date”) that is no less than sixty (60) days after the expiration of the Lease Term as the same may be extended, and Tenant shall deliver a new L-C or certificate of renewal or extension to Landlord at least thirty (30) days prior to the expiration of the L-C then held by Landlord, without any action whatsoever on the part of Landlord, (iii) be fully assignable by Landlord, its successors and assigns, (iv) permit partial draws and multiple presentations and drawings, and (v) be otherwise subject to the International Standby Practices-ISP 98, International Chamber of Commerce Publication #590. Landlord, or its then managing agent, shall have the right to draw down an amount up to the face amount of the L-C if any of the following shall have occurred or be applicable: (A) such amount is due to Landlord under the terms and conditions of this Lease, and has not been paid within applicable notice and cure periods, or (B) Tenant has filed a voluntary petition under the U. S. Bankruptcy Code or any state bankruptcy code (collectively, “Bankruptcy Code”), or (C) an involuntary petition has been filed against Tenant under the Bankruptcy Code that is not dismissed within thirty (30) days, or (D) the Bank has notified Landlord that the L-C will not be renewed or extended through the L-C Expiration Date, and Tenant has not provided a replacement L-C that satisfies the requirements of this Lease at least thirty (30) days prior to such expiration, or (E) Tenant is placed into receivership or conservatorship, or becomes subject to similar proceedings under Federal or State law, or (F) Tenant executes an assignment for the benefit of creditors, or (G) if (1) any of the Bank’s (other than Silicon Valley Bank) Fitch Ratings (or other comparable ratings to the extent the Fitch Ratings are no longer available) have been reduced below the Bank’s Credit Rating Threshold, or (2) there is otherwise a material adverse change in the financial condition of the Bank (other than Silicon Valley Bank), and Tenant has failed to provide Landlord with a replacement letter of credit, conforming in all respects to the requirements of this Article 21 (including, but not limited to, the requirements placed on the issuing Bank more particularly set forth in this Section 21.1 above), in the amount of the applicable L-C Amount, within ten (10) days following Landlord’s written demand therefor (with no other notice or cure or grace period being applicable thereto, notwithstanding anything in this Lease to the contrary) (each of the foregoing being an “L-C Draw Event”). The L-C shall be honored by the Bank regardless of whether Tenant disputes

Landlord’s right to draw upon the L-C. In addition, in the event the Bank is placed into receivership or conservatorship by the Federal Deposit Insurance Corporation or any successor or similar entity, then, effective as of the date such receivership or conservatorship occurs, said L-C shall be deemed to fail to meet the requirements of this Article 21, and, within ten (10) days following Landlord’s notice to Tenant of such receivership or conservatorship (the “L-C FDIC Replacement Notice”), Tenant shall replace such L-C with a substitute letter of credit from a different issuer (which issuer shall meet or exceed the Bank’s Credit Rating Threshold and shall otherwise be acceptable to Landlord in its reasonable discretion) and that complies in all respects with the requirements of this Article 21. If Tenant fails to replace such L-C with such conforming, substitute letter of credit pursuant to the terms and conditions of this Section 21.1, then, notwithstanding anything in this Lease to the contrary, Landlord shall have the right to declare Tenant in default of this Lease for which there shall be no notice or grace or cure periods being applicable thereto (other than the aforesaid ten (10) day period). Tenant shall be responsible for the payment of any and all Tenant’s and Bank’s costs incurred with the review of any replacement L-C, which replacement is required pursuant to this Section or is otherwise requested by Tenant.

21.2 Application of L-C. Tenant hereby acknowledges and agrees that Landlord is entering into this Lease in material reliance upon the ability of Landlord to draw upon the L-C upon the occurrence of any L-C Draw Event. In the event of any L-C Draw Event, Landlord may, but without obligation to do so, and without notice to Tenant, draw upon the L-C, in part or in whole, in the amount necessary to cure any such L-C Draw Event and/or to compensate Landlord for any and all damages of any kind or nature sustained or which Landlord reasonably estimates that it will sustain resulting from Tenant’s breach or default of the Lease or other L-C Draw Event and/or to compensate Landlord for any and all damages arising out of, or incurred in connection with, the termination of this Lease, including, without limitation, those specifically identified in Section 1951.2 of the California Civil Code. The use, application or retention of the L-C, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by any applicable law, it being intended that Landlord shall not first be required to proceed against the L-C, and such L-C shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. Tenant agrees not to interfere in any way with payment to Landlord of the proceeds of the L-C, either prior to or following a “draw” by Landlord of any portion of the L-C, regardless of whether any dispute exists between Tenant and Landlord as to Landlord’s right to draw upon the L-C. No condition or term of this Lease shall be deemed to render the L-C conditional to justify the issuer of the L-C in failing to honor a drawing upon such L-C in a timely manner. Tenant agrees and acknowledges that (i) the L-C constitutes a separate and independent contract between Landlord and the Bank, (ii) Tenant is not a third party beneficiary of such contract, (iii) Tenant has no property interest whatsoever in the L-C or the proceeds thereof, and (iv) in the event Tenant becomes a debtor under any chapter of the Bankruptcy Code, Tenant is placed into receivership or conservatorship, and/or there is an event of a receivership, conservatorship or a bankruptcy filing by, or on behalf of, Tenant, neither Tenant, any trustee, nor Tenant’s bankruptcy estate shall have any right to restrict or limit Landlord’s claim and/or rights to the L-C and/or the proceeds thereof by application of Section 502(b)(6) of the U. S. Bankruptcy Code or otherwise. In the event of an assignment by Tenant of its interest in this Lease (and irrespective of whether Landlord’s consent is required for such assignment), the acceptance of any replacement or substitute L-C by Landlord from the assignee shall be subject to Landlord’s prior written approval, in Landlord’s reasonable discretion, and the actual and reasonable attorney’s fees incurred by Landlord in connection with such determination shall be payable by Tenant to Landlord within ten (10) days of billing.

21.3 L-C Amount; Maintenance of L-C by Tenant. If, as a result of any drawing by Landlord of all or any portion of the L-C, the amount of the L-C shall be less than the L-C Amount, Tenant shall, within five (5) days thereafter, provide Landlord with additional letter(s) of credit in an amount equal to the deficiency, and any such additional letter(s) of credit shall comply with all of the provisions of this Article 21. Tenant further covenants and warrants that it will neither assign nor encumber the L-C or any part thereof and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. Without limiting the generality of the foregoing, if the L-C expires earlier than the L-C Expiration Date, Landlord will accept a renewal thereof (such renewal letter of credit to be in effect and delivered to Landlord, as applicable, not later than thirty (30) days prior to the expiration of the L-C), which shall be irrevocable and automatically renewable as above provided through the L-C Expiration Date upon the same terms as the expiring L-C or such other terms as may be acceptable to Landlord in its sole discretion. However, if the L-C is not timely renewed, or if Tenant fails to maintain the L-C in the amount and in accordance with the terms set forth in this Article 21, Landlord shall have the right to either present the L-C to the Bank in accordance with the terms of this

Article 21, and the proceeds of the L-C may be applied by Landlord against any Rent payable by Tenant under this Lease that is not paid when due and/or to pay for all losses and damages that Landlord has suffered or that Landlord reasonably estimates that it will suffer as a result of any breach or default by Tenant under this Lease. In the event Landlord elects to exercise its rights under the foregoing, (I) any unused proceeds shall constitute the property of Landlord (and not Tenant’s property or, in the event of a receivership, conservatorship, or a bankruptcy filing by Tenant, property of such receivership, conservatorship or Tenant’s bankruptcy estate) and need not be segregated from Landlord’s other assets, and (II) Landlord agrees to pay to Tenant within thirty (30) days after the L-C Expiration Date the amount of any proceeds of the L-C received by Landlord and not applied against any Rent payable by Tenant under this Lease that was not paid when due or used to pay for any losses and/or damages suffered by Landlord (or reasonably estimated by Landlord that it will suffer) as a result of any breach or default by Tenant under this Lease; provided, however, that if prior to the L-C Expiration Date a voluntary petition is filed by Tenant, or an involuntary petition is filed against Tenant by any of Tenant’s creditors, under the Bankruptcy Code, then Landlord shall not be obligated to make such payment in the amount of the unused L-C proceeds until either all preference issues relating to payments under this Lease have been resolved in such bankruptcy or reorganization case or such bankruptcy or reorganization case has been dismissed. Notwithstanding anything to the contrary herein, if Landlord draws on the L-C due to Tenant’s violation of this Lease beyond applicable notice and cure periods, such draw shall be in the amount required to cure such default. In addition, if Landlord draws on the L-C due to Tenant’s failure to timely renew or provide a replacement L-C, such failure shall not be considered a default under this Lease and Landlord shall return such cash proceeds upon Tenant’s presentation of a replacement L-C that satisfies the requirements of this Lease, subject to reasonable satisfaction of any preference risk to Landlord.

21.4 Transfer and Encumbrance. The L-C shall also provide that Landlord may, at any time and without notice to Tenant and without first obtaining Tenant’s consent thereto, transfer (one or more times) all or any portion of its interest in and to the L-C to another party, person or entity, regardless of whether or not such transfer is from or as a part of the assignment by Landlord of its rights and interests in and to this Lease. In the event of a transfer of Landlord’s interest in under this Lease, Landlord shall transfer the L-C, in whole or in part, to the transferee and thereupon Landlord shall, without any further agreement between the parties, be released by Tenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of the whole of said L-C to a new landlord. In connection with any such transfer of the L-C by Landlord, Tenant shall, at Tenant’s sole cost and expense, execute and submit to the Bank such applications, documents and instruments as may be necessary to effectuate such transfer and, Tenant shall be responsible for paying the Bank’s transfer and processing fees in connection therewith.

21.5 L-C Not a Security Deposit. Landlord and Tenant (1) acknowledge and agree that in no event or circumstance shall the L-C or any renewal thereof or substitute therefor or any proceeds thereof be deemed to be or treated as a “security deposit” under any law applicable to security deposits in the commercial context, including, but not limited to, Section 1950.7 of the California Civil Code, as such Section now exists or as it may be hereafter amended or succeeded (the “Security Deposit Laws”), (2) acknowledge and agree that the L-C (including any renewal thereof or substitute therefor or any proceeds thereof) is not intended to serve as a security deposit, and the Security Deposit Laws shall have no applicability or relevancy thereto, and (c) waive any and all rights, duties and obligations that any such party may now, or in the future will, have relating to or arising from the Security Deposit Laws. Tenant hereby irrevocably waives and relinquishes the provisions of Section 1950.7 of the California Civil Code and any successor statue, and all other provisions of law, now or hereafter in effect, which (x) establish the time frame by which a landlord must refund a security deposit under a lease, and/or (y) provide that a landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by a tenant or to clean the premises, it being agreed that Landlord may, in addition, claim those sums specified in this Article 21 and/or those sums reasonably necessary to (a) compensate Landlord for any loss or damage caused by Tenant’s breach of this Lease, including any damages Landlord suffers following termination of this Lease, and/or (b) compensate Landlord for any and all damages arising out of, or incurred in connection with, the termination of this Lease, including, without limitation, those specifically identified in Section 1951.2 of the California Civil Code.

21.6 Non-Interference By Tenant. Tenant agrees not to interfere in any way with any payment to Landlord of the proceeds of the L-C, either prior to or following a “draw” by Landlord of all or any portion of the L-C, regardless of whether any dispute exists between Tenant and Landlord as to Landlord’s right to draw down all or any portion of the L-C. No condition or term of this Lease shall be deemed to render the L-C conditional and thereby afford the Bank a justification for failing to honor a drawing upon such L-C in a timely manner. Tenant’s sole remedy in connection with the improper presentment or payment of sight drafts drawn under any L-C shall be the right to obtain from Landlord a refund of the amount of any sight draft(s) that were improperly presented or the proceeds of which were misapplied and reasonable actual out-of-pocket attorneys’ fees, provided that at the time of such refund, Tenant increases the amount of such L-C to the amount (if any) then required under the applicable provisions of this Lease. Tenant acknowledges that the presentment of sight drafts drawn under any L-C, or the Bank’s payment of sight drafts drawn under such L-C, could not under any circumstances cause Tenant injury that could not be remedied by an award of money damages, and that the recovery of money damages would be an adequate remedy therefor. In the event Tenant shall be entitled to a refund as aforesaid and Landlord shall fail to make such payment within ten (10) business days after demand, Tenant shall have the right to deduct the amount thereof from the next installment(s) of Base Rent.

22. COMMUNICATIONS AND COMPUTER LINE Tenant may install, maintain, replace, remove or use any communications or computer wires and cables serving the Premises (collectively, the “Lines”), provided that Tenant shall obtain Landlord’s prior written consent, use an experienced and qualified contractor approved in writing by Landlord, and comply with all of the other provisions of Articles 7 and 8 of this Lease. Tenant shall pay all costs in connection therewith. Landlord reserves the right, upon notice to Tenant prior to the expiration or earlier termination of this Lease, to require that Tenant, at Tenant’s sole cost and expense, remove any Lines located in or serving the Premises prior to the expiration or earlier termination of this Lease.

23. SIGNS

23.1 Exterior Signage. Subject to Landlord’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed, and provided all signs are in keeping with the quality, design and style of the Building and Project, Tenant, at its sole cost and expense, may install (i) identification signage on the existing monument sign located on the exterior of the Building, (ii) at the entrance to the Building and (iii) internal directional and lobby identification signage (collectively, “Tenant Signage”); provided, however, in no event shall Tenant’s Signage include an “Objectionable Name,” as that term is defined in Section 23.3, of this Lease. All such signage shall be subject to Tenant’s obtaining all required governmental approvals. All permitted signs shall be maintained by Tenant at its expense in a first-class and safe condition and appearance. Upon the expiration or earlier termination of this Lease, Tenant shall remove all of its signs at Tenant’s sole cost and expense. The graphics, materials, color, design, lettering, lighting, size, illumination, specifications and exact location of Tenant’s Signage (collectively, the “Sign Specifications”) shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, and shall be consistent and compatible with the quality and nature of the Project. Tenant hereby acknowledges that, notwithstanding Landlord’s approval of Tenant’s Signage, Landlord has made no representation or warranty to Tenant with respect to the probability of obtaining all necessary governmental approvals and permits for Tenant’s Signage. In the event Tenant does not receive the necessary governmental approvals and permits for Tenant’s Signage, Tenant’s and Landlord’s rights and obligations under the remaining TCCs of this Lease shall be unaffected. Except as required by applicable law, Landlord shall not install any other signage on the Building. If Landlord elects to install a multi-tenant identification sign at the entrance to the Project, Tenant shall be entitled to install its name on such sign (subject to availability on a pro-rata basis based on the relative square footages leased by the tenants of the Project), at Tenant’s sole cost and expense.

23.2 Objectionable Name. Tenant’s Signage shall not include a name or logo which relates to an entity which is of a character or reputation, or is associated with a political faction or orientation, which is inconsistent with the quality of the Project, or which would otherwise reasonably offend a landlord of the Comparable Buildings (an “Objectionable Name”). Landlord agrees that “Relypsa, Inc.” or “Relypsa” is not an Objectionable Name.

23.3 Prohibited Signage and Other Items. Any signs, notices, logos, pictures, names or advertisements which are installed and that have not been separately approved by Landlord may be removed without notice by Landlord at the sole expense of Tenant. Any signs, window coverings, or blinds (even if the same are located behind the Landlord-approved window coverings for the Building), or other items visible from the exterior of the Premises or Building, shall be subject to the prior approval of Landlord, in its sole discretion.

24. COMPLIANCE WITH LAW Tenant shall not do anything or suffer anything to be done in or about the Premises or the Project which will in any way conflict with any law, statute, ordinance or other governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated. At its sole cost and expense, Tenant shall promptly comply with all such governmental measures. Should any standard or regulation now or hereafter be imposed on Landlord or Tenant by a state, federal or local governmental body charged with the establishment, regulation and enforcement of occupational, health or safety standards for employers, employees, landlords or tenants, then Tenant agrees, at its sole cost and expense, to comply promptly with such standards or regulations. Tenant shall be responsible, at its sole cost and expense, to make all alterations to the Building and Premises as are required to comply with the governmental rules, regulations, requirements or standards described in this Article 24. The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of said governmental measures, shall be conclusive of that fact as between Landlord and Tenant. Tenant’s obligations under this Article 24 are subject to the limitation in Section  10.2, above.

25. LATE CHARGES If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord’s designee within five (5) business days after Tenant’s receipt of written notice from Landlord that said amount is delinquent, then Tenant shall pay to Landlord a late charge equal to five percent (5%) of the overdue amount plus any reasonable attorneys’ fees incurred by Landlord by reason of Tenant’s failure to pay Rent and/or other charges when due hereunder. The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord’s other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord’s remedies in any manner. In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid within ten (10) days after Tenant’s receipt of written notice that said amount is delinquent shall bear interest from the date when due until paid at a rate per annum equal to the lesser of (i) the annual “Bank Prime Loan” rate cited in the Federal Reserve Statistical Release Publication G.13(415), published on the first Tuesday of each calendar month (or such other comparable index as Landlord and Tenant shall reasonably agree upon if such rate ceases to be published) plus four (4) percentage points, and (ii) the highest rate permitted by applicable law.

26. LANDLORD’S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT

26.1 Landlord’s Cure. All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any reduction of Rent, except to the extent, if any, otherwise expressly provided herein. If Tenant shall fail to perform any obligation under this Lease, and such failure shall continue in excess of the time allowed under Section 19.1.2, above, unless a specific time period is otherwise stated in this Lease, Landlord may, but shall not be obligated to, make any such payment or perform any such act on Tenant’s part without waiving its rights based upon any default of Tenant and without releasing Tenant from any obligations hereunder.

26.2 Tenant’s Reimbursement. Except as may be specifically provided to the contrary in this Lease, Tenant shall pay to Landlord, upon delivery by Landlord to Tenant of statements therefor: (i) sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with the remedying by Landlord of Tenant’s defaults pursuant to the provisions of Section 26.1; (ii) sums equal to all losses, costs, liabilities, damages and expenses referred to in Article 10 of this Lease; and (iii) subject to Section 29.21, sums equal to all expenditures made and obligations incurred by Landlord in collecting or attempting to collect the Rent or in enforcing or attempting to enforce any rights of Landlord under this Lease or pursuant to law, including, without limitation, all reasonable legal fees and other amounts so expended. Tenant’s obligations under this Section 26.2 shall survive the expiration or sooner termination of the Lease Term.

27. ENTRY BY LANDLORD Landlord reserves the right at all reasonable times and upon reasonable notice to Tenant (except in the case of an Emergency) to enter the Premises to (i) inspect them; (ii) show the Premises to prospective purchasers, or to current or prospective mortgagees, ground or underlying lessors or insurers or, during the last nine (9) months of the Lease Term, to prospective tenants; (iii) post notices of nonresponsibility

(to the extent applicable pursuant to then applicable law); or (iv) repair the Premises or the Building, or for structural repairs to the Building or the Building’s systems and equipment as provided under the Lease. Landlord may make any such entries without the abatement of Rent, except as otherwise provided in this Lease, and may take such reasonable steps as required to accomplish the stated purposes. In an Emergency, Landlord shall have the right to use any means that Landlord may deem proper to open the doors in and to the Premises. Any entry into the Premises by Landlord in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises. Landlord shall use commercially reasonable efforts to minimize any interference with Tenant’s use of or access to the Premises in connection with any such entry, and shall comply with Tenant’s reasonable security measures. Landlord shall hold confidential any information regarding Tenant’s business that it may learn as a result of such entry.

28. TENANT PARKING Tenant shall have the right, without the payment of any parking charge or fee (other than as a reimbursement of operating expenses to the extent allowed pursuant to the terms or Article 4 of this Lease, above), commencing on the Lease Commencement Date, to use the amount of parking set forth in Section 9 of the Summary, in the on-site and/or off-site, as the case may be, parking facility (or facilities) which serve the Project. Tenant shall abide by all reasonable rules and regulations which are prescribed from time to time for the orderly operation and use of the parking facility where the parking passes are located (including any sticker or other identification system established by Landlord and the prohibition of vehicle repair and maintenance activities in the parking facilities), and shall cooperate in seeing that Tenant’s employees and visitors also comply with such rules and regulations. Tenant’s use of the Project parking facility shall be at Tenant’s sole risk and Tenant acknowledges and agrees that Landlord shall have no liability whatsoever for damage to the vehicles of Tenant, its employees and/or visitors, or for other personal injury or property damage or theft relating to or connected with the parking rights granted herein or any of Tenant’s, its employees’ and/or visitors’ use of the parking facilities. Tenant shall have the right to designate and mark up to five (5) parking spaces near the entrance to the Premises as reserved for Tenant’s visitors or employees (subject to Landlord’s reasonable prior approval of the spaces and of the method and content of such markings). Landlord shall not oversubscribe parking.

29. MISCELLANEOUS PROVISIONS

29.1 Terms; Captions. The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular. The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed. The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.

29.2 Binding Effect. Subject to all other provisions of this Lease, each of the covenants, conditions and provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective heirs, personal representatives, successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.

29.3 No Air Rights. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease. If at any time any windows of the Premises are temporarily darkened or the light or view therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Project, the same shall be without liability to Landlord and without any reduction or diminution of Tenant’s obligations under this Lease.

29.4 Modification of Lease. Should any current or prospective mortgagee or ground lessor for the Building or Project require a modification of this Lease, which modification will not cause an increased cost or expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant hereunder or interfere with Tenant’s use of the Premises, then and in such event, Tenant agrees that this Lease may be so modified and agrees to execute whatever documents are reasonably required therefor and to deliver the same to Landlord within ten (10) business days following a request therefor. At the request of Landlord or any mortgagee or ground lessor, Tenant agrees to execute a short form of Lease and deliver the same to Landlord within ten (10) business days following the request therefor.

29.5 Transfer of Landlord’s Interest. Tenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Project or Building and in this Lease, and Tenant agrees that in the event of any such transfer, Landlord shall automatically be released from all liability under this Lease and Tenant agrees to look solely to such transferee for the performance of Landlord’s obligations hereunder accruing after the date of transfer provided such transferee shall have fully assumed and agreed in writing to be liable for all obligations of this Lease to be performed by Landlord, including the return of any Security Deposit, and Tenant shall attorn to such transferee.

29.6 Prohibition Against Recording. Except as provided in Section 29.4 of this Lease, neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant.

29.7 Landlord’s Title. Landlord’s title is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord.

29.8 Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant.

29.9 Payment under Protest. If Tenant in good faith disputes any amounts billed by Landlord, other than (i) Base Rent, (ii) Tenant’s Share of Direct Expenses (as to which Tenant may exercise its rights under Section 4.6, above), Tenant may make payment of such amounts under protest, and reserve all of its rights with respect to such amounts (the “Disputed Amounts”). Landlord and Tenant shall meet and confer to discuss the Disputed Amounts and attempt, in good faith, to resolve the particular dispute. If, despite such good faith efforts, Landlord and Tenant are unable to reach agreement regarding the Disputed Amounts, either party may submit the matter to binding arbitration under the JAMS Streamlined Arbitration Rules & Procedures. The non-prevailing party, as determined by JAMS, will be responsible to pay all fees and costs incurred in connection with the JAMS procedure, as well as all other costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing party. This Section 29.9 shall not apply to claims relating to Landlord’s exercise of any unlawful detainer rights pursuant to California law or rights or remedies used by Landlord to gain possession of the Premises or terminate Lessee’s right of possession to the Premises.

29.10 Time of Essence. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

29.11 Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.

29.12 No Warranty. In executing and delivering this Lease, Tenant has not relied on any representations, including, but not limited to, any representation as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate or that Landlord is furnishing the same services to other tenants, at all, on the same level or on the same basis, or any warranty or any statement of Landlord which is not set forth herein or in one or more of the exhibits attached hereto.

29.13 Landlord Exculpation. The liability of Landlord or the Landlord Parties to Tenant for any default by Landlord under this Lease or arising in connection herewith or with Landlord’s operation, management, leasing, repair, renovation, alteration or any other matter relating to the Project or the Premises shall be limited solely and exclusively to an amount which is equal to the lesser of (a) the interest of Landlord in the Project or (b) the equity interest Landlord would have in the Project if the Project were encumbered by third-party debt in an amount equal to eighty percent (80%) of the value of the Project (as such value is determined by Landlord), including any rental, condemnation, sales and insurance proceeds received by Landlord or the Landlord Parties in connection with the Project, Building or Premises. No Landlord Parties (other than Landlord) shall have any personal liability therefor, and Tenant hereby expressly waives and releases such liability on behalf of itself and all persons claiming by, through or under Tenant. The limitations of liability contained in this Section 29.13 shall inure to the benefit of Landlord’s and the Landlord Parties’ present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns. Under no circumstances shall any present or future partner of Landlord (if Landlord is a partnership), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust), have any liability for the performance of Landlord’s obligations under this Lease. Notwithstanding any contrary provision herein, neither Landlord nor the Landlord Parties shall be liable under any circumstances for injury or damage to, or interference with, Tenant’s business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring, or loss to inventory, scientific research, scientific experiments, laboratory animals, products, specimens, samples, and/or scientific, business, accounting and other records of every kind and description kept at the premises and any and all income derived or derivable therefrom.

29.14 Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease constitutes the parties’ entire agreement with respect to the leasing of the Premises and supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. None of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto.

29.15 Right to Lease. Landlord reserves the absolute right to effect such other tenancies in the Project as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Building or Project. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Building or Project.

29.16 Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, acts of war, terrorist acts, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease (collectively, a “Force Majeure”), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure, provided, however, the foregoing delays shall not apply to Tenant’s termination rights hereunder.

29.17 Intentionally Omitted.

29.18 Notices. All notices, demands, statements, designations, approvals or other communications (collectively, “Notices”) given or required to be given by either party to the other hereunder or by law shall be in writing, shall be (A) sent by United States certified or registered mail, postage prepaid, return receipt requested (“Mail”), (B) delivered by a nationally recognized overnight courier, or (C) delivered personally. Any Notice shall be sent, transmitted, or delivered, as the case may be, to Tenant at the appropriate address set forth in Section 10 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord, or to Landlord at the addresses set forth below, or to such other places as Landlord may from time to time designate in a Notice to Tenant. Any Notice will be deemed given (i) three (3) business days after the date it is posted if sent by Mail, (ii) the date the overnight courier delivery is made, or (iii) the date personal delivery is made. As of the date of this Lease, any Notices to Landlord must be sent, transmitted, or delivered, as the case may be, to the following addresses:

HCP LS Redwood City, LLC

c/o HCP, Inc.

1920 Main Street, Suite 1200

Irvine, CA 92614

Attention: Legal Department

with a copy to:

HCP Life Science Estates

400 Oyster Point Boulevard, Suite 409

South San Francisco, CA 94080

Attention: Jon Bergschneider

and

Allen Matkins Leck Gamble Mallory & Natsis LLP

1901 Avenue of the Stars, Suite 1800

Los Angeles, California 90067

Attention: Anton N. Natsis, Esq.

29.19 Joint and Several. If there is more than one tenant, the obligations imposed upon Tenant under this Lease shall be joint and several.

29.20 Authority. If Tenant is a corporation, trust or partnership, Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in the State of California and that Tenant has full right and authority to execute and deliver this Lease and that each person signing on behalf of Tenant is authorized to do so.

29.21 Attorneys’ Fees. In the event that either Landlord or Tenant should bring suit for the possession of the Premises, for the recovery of any sum due under this Lease, or because of the breach of any provision of this Lease or for any other relief against the other, then all costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing party therein shall be paid by the other party, which obligation on the part of the other party shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable whether or not the action is prosecuted to judgment.

29.22 Governing Law; WAIVER OF TRIAL BY JURY. This Lease shall be construed and enforced in accordance with the laws of the State of California. IN ANY ACTION OR PROCEEDING ARISING HEREFROM, LANDLORD AND TENANT HEREBY CONSENT TO (I) THE JURISDICTION OF ANY COMPETENT COURT WITHIN THE STATE OF CALIFORNIA, (II) SERVICE OF PROCESS BY ANY MEANS AUTHORIZED BY CALIFORNIA LAW, AND (III) IN THE INTEREST OF SAVING TIME AND EXPENSE, TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY. IN THE EVENT LANDLORD COMMENCES ANY SUMMARY PROCEEDINGS OR ACTION FOR NONPAYMENT OF BASE RENT OR ADDITIONAL RENT, TENANT SHALL NOT INTERPOSE ANY COUNTERCLAIM OF ANY NATURE OR DESCRIPTION (UNLESS SUCH COUNTERCLAIM SHALL BE MANDATORY) IN ANY SUCH PROCEEDING OR ACTION, BUT SHALL BE RELEGATED TO AN INDEPENDENT ACTION AT LAW.

29.23 Submission of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of, option for or option to lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

29.24 Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 12 of the Summary (the “Brokers”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party. The terms of this Section 29.24 shall survive the expiration or earlier termination of the Lease Term.

29.25 Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to any setoff of the Rent or other amounts owing hereunder against Landlord.

29.26 Project or Building Name, Address and Signage. Landlord shall have the right at any time to change the name and/or address of the Project or Building (and Landlord shall reimburse Tenant its actual, reasonable costs incurred as a result of such change, if any) and to install, affix and maintain any and all signs on the exterior and on the interior of the Project or Building as Landlord may, in Landlord’s sole discretion, desire. Tenant shall not use the name of the Project or Building or use pictures or illustrations of the Project or Building in advertising or other publicity or for any purpose other than as the address of the business to be conducted by Tenant in the Premises, without the prior written consent of Landlord.

29.27 Counterparts. This Lease may be executed in counterparts with the same effect as if both parties hereto had executed the same document. Both counterparts shall be construed together and shall constitute a single lease.

29.28 Good Faith. Except (i) for matters for which there is a standard of consent or discretion specifically set forth in this Lease; (ii) matters which could have an adverse effect on the Building Structure or the Building Systems, or which could affect the exterior appearance of the Building, or (iii) matters covered by Article 4 (Additional Rent), or Article 19 (Defaults; Remedies) of this Lease (collectively, the “Excepted Matters”), any time the consent of Landlord or Tenant is required, such consent shall not be unreasonably withheld or delayed, and, except with regard to the Excepted Matters, whenever this Lease grants Landlord or Tenant the right to take action, exercise discretion, establish rules and regulations or make an allocation or other determination, Landlord and Tenant shall act reasonably and in good faith.

29.29 Development of the Project.

29.29.1 Subdivision. Landlord reserves the right to subdivide all or a portion of the buildings and Common Areas, so long as the same does not interfere with Tenant’s use of or access to the Premises or Tenant’s parking rights. Tenant agrees to execute and deliver, upon demand by Landlord and in the form requested by Landlord, any additional documents needed to conform this Lease to the circumstances resulting from a subdivision and any all maps in connection therewith, so long as the same does not increase Tenant’s obligations or decrease Tenant’s rights under this Lease. Notwithstanding anything to the contrary set forth in this Lease, the separate ownership of any buildings and/or Common Areas by an entity other than Landlord shall not affect the calculation of Direct Expenses or Tenant’s payment of Tenant’s Share of Direct Expenses.

29.29.2 Construction of Property and Other Improvements. Tenant acknowledges that portions of the Project may be under construction following Tenant’s occupancy of the Premises, and that such construction may result in levels of noise, dust, obstruction of access, etc. which are in excess of that present in a fully constructed project. Tenant hereby waives any and all rent offsets or claims of constructive eviction which may arise in connection with such construction, so long as the same does not interfere with Tenant’s use of or access to the Premises or Tenant’s parking rights.

29.30 No Violation. Tenant hereby warrants and represents that neither its execution of nor performance under this Lease shall cause Tenant to be in violation of any agreement, instrument, contract, law, rule or regulation by which Tenant is bound, and Tenant shall protect, defend, indemnify and hold Landlord harmless against any claims, demands, losses, damages, liabilities, costs and expenses, including, without limitation, reasonable attorneys’ fees and costs, arising from Tenant’s breach of this warranty and representation.

29.31 Transportation Management. Tenant shall fully comply with all present or future programs intended to manage parking, transportation or traffic in and around the Project and/or the Building, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities. Such programs may include, without limitation: (i) restrictions on the number of peak-hour vehicle trips generated by Tenant; (ii) increased vehicle occupancy; (iii) implementation of an in-house ridesharing program and an employee transportation coordinator; (iv) working with employees and any Project, Building or area-wide ridesharing program manager; (v) instituting employer-sponsored incentives (financial or in-kind) to encourage employees to rideshare; and (vi) utilizing flexible work shifts for employees.

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.

LANDLORD:		TENANT:

HCP LS REDWOOD CITY, LLC, a Delaware limited liability company		RELYPSA, INC., a Delaware corporation

By:	/s/ Jonathan M. Bergschneider	By:	/s/ Kristine M. Ball
	Jonathan M. Bergschneider	Name:	Kristine M. Ball
	Executive Vice President	Its:	SVP, Chief Financial Officer

		By:	/s/ John A. Orwin
		Name:	John A. Orwin
		Its:	Chief Executive Officer

EXHIBIT A

BRITANNIA SEAPORT CENTRE

OUTLINE OF PREMISES; PROJECT SITE PLAN

EXHIBIT A

EXHIBIT A

EXHIBIT B

BRITANNIA SEAPORT CENTRE

TENANT WORK LETTER

The terms of this Tenant Work Letter are incorporated in the Lease for all purposes.

1. Defined Terms. As used in this Tenant Work Letter, the following capitalized terms have the following meanings:

(a) Approved Plans: Plans and specifications prepared by Landlord and the Architect for the Landlord’s TI Work and approved by Landlord and Tenant in accordance with Paragraph 2 of this Tenant Work Letter, subject to further modification from time to time to the extent provided in and in accordance with such Paragraph 2.

(b) Architect: DGA Architects. Tenant shall have no right to direct or control such Architect, provided that Tenant shall work with Architect in good faith and with all due diligence as set forth in this Tenant Work Letter to provide Architect with such information and approvals as are required in a timely fashion.

(c) Tenant Change Request: See definition in Paragraph 2(c)(ii) hereof.

(d) Final Working Drawings: See definition in Paragraph 2(a) hereof.

(e) General Contractor: Landmark Builders Inc. Tenant shall have no right to direct or control such General Contractor, provided that Tenant shall work with General Contractor in good faith and with all due diligence as set forth in this Tenant Work Letter to provide General Contractor with such information and approvals as are required in a timely fashion.

(f) Contract: The construction contract to be entered into between Landlord and the General Contractor as set forth in Section 4(d), below.

(g) Landlord’s TI Work: The construction of the improvements to or within the Building as shown on the Approved Plans to be constructed by Landlord pursuant to the Lease and this Tenant Work Letter. The term “Landlord’s TI Work” does not include the improvements existing in the Building and Premises at the date of execution of the Lease.

(h) Premises. The Premises as defined in the Lease.

(i) Project Manager. Project Management Advisors, Inc., or any other project manager designated by Landlord in its reasonable discretion from time to time to act in a supervisory, oversight, project management or other similar capacity on behalf of Landlord in connection with the design and/or construction of the Landlord’s TI Work.

(j) Punch List Work: Minor corrections of construction or decoration details, and minor mechanical adjustments, that are required in order to cause any applicable portion of the Landlord’s TI Work as constructed to conform to the Approved Plans in all material respects and that do not materially interfere with Tenant’s use or occupancy of the Building and the Property.

(k) Schedule: That certain project timeline setting forth the anticipated dates for approvals and completion of certain items of work as set forth on Exhibit B-1 attached hereto, which may be modified from time to time as reasonably agreed by Landlord and Tenant.

(l) Substantial Completion Certificate: See definition in Paragraph 3(a) hereof.

EXHIBIT B

(m) Tenant Delay: Any of the following types of delay in the completion of construction of Landlord’s TI Work (but in each instance, only to the extent that any of the following has actually and proximately caused substantial completion of Landlord’s TI Work to be delayed):

(i) Any delay resulting from Tenant’s failure to furnish, in a timely manner, information reasonably requested by Landlord or by Landlord’s Project Manager in connection with the design, construction, or permitting of Landlord’s TI Work (including providing information required by the City in connection with obtaining any governmental approvals), or from Tenant’s failure to approve in a timely manner any matters requiring approval by Tenant;

(ii) Any delay resulting from Tenant Change Requests initiated by Tenant, including any delay resulting from the need to revise any drawings or obtain further governmental approvals as a result of any such Tenant Change Request;

(iii) Any delay caused by Tenant (or Tenant’s contractors, agents or employees) materially interfering with the performance of Landlord’s TI Work (including as a result of Tenant’s entry into the Premises in accordance with Section 5 of this Tenant Work Letter), provided that Landlord shall have given Tenant prompt notice of such material interference;

(iv) Any delay caused by the requirement that the General Contractor install equipment on behalf of Tenant, which equipment is not a part of the Landlord’s TI Work; or

(v) Any delay resulting from a cessation of work because of Tenant’s failure to timely deliver the L-C as required by the terms of Section 21.1 of the Lease.

A Tenant Delay as set forth in items (i), (ii), (iii), (iv), or (v), or as otherwise defined in this Tenant Work Letter or the Lease, shall not be deemed to have commenced until such time as Landlord has delivered written notice to Tenant specifying the circumstances that constitute a Tenant Delay.

(n) Unavoidable Delays: Delays due to acts of God, acts of public agencies (including delays in the permitting process), labor disputes, strikes, fires, freight embargoes, inability (despite the exercise of due diligence) to obtain supplies, materials, fuels or permits, delays due to local utility providers, or other causes or contingencies (excluding financial inability) beyond the reasonable control of Landlord or Tenant, as applicable. Landlord shall use reasonable efforts to provide Tenant with prompt notice of any Unavoidable Delays.

(o) Landlord Delays: Any delay in the completion of construction of Landlord’s TI Work (but in each instance, only to the extent that any of the following such delay has actually and proximately caused substantial completion of Landlord’s TI Work to be delayed) caused by Landlord’s failure to act in accordance with the terms of this Tenant Work Letter, provided that a Landlord Delay shall not be deemed to have commenced until such time as Tenant has delivered written notice to Landlord specifying the circumstances that constitute a potential Landlord Delay.

(p) Capitalized terms not otherwise defined in this Tenant Work Letter shall have the definitions set forth in the Lease.

2. Plans and Construction. Landlord and Tenant shall comply with the procedures set forth in this Paragraph 2 in preparing, delivering and approving matters relating to the Landlord’s TI Work.

(a) Approved Plans and Working Drawings for Landlord’s TI Work. Landlord’s Architect and project manager have prepared, and Landlord and Tenant have approved, preliminary plans and specifications and a scope of work for the Premises. The most recent mutually approved version of such preliminary plans and specifications and scope of work (the “Landlord’s Preliminary Plan”) is attached hereto as Schedule 1 and incorporated herein by this reference. Any items listed on the Landlord’s Preliminary Plan as being “alternates” or “tenant items”, or “tenant furnished” or “tenant installed” shall be provided, if at all, by Tenant at Tenant’s sole cost and expense (subject to reimbursement out of the Fixturization Allowance and/or the Additional Tenant

EXHIBIT B

Improvement Allowance as the case may be), and Landlord shall have no obligations with respect thereto. Landlord shall prepare or cause to be prepared (assuming timely delivery by Tenant of all information and decisions reasonably required to be furnished or made by Tenant in order to permit preparation of Landlord’s Final Working Drawings, and subject to Tenant Delays and Unavoidable Delays), final detailed working drawings and specifications for the Landlord’s TI Work, including (as applicable) structural, fire protection, life safety, mechanical and electrical working drawings and final architectural drawings (collectively, “Landlord’s Final Working Drawings”). Landlord’s Final Working Drawings shall be based on and consistent with the Landlord’s Preliminary Plan in all material respects (except as otherwise mutually approved by the parties in their respective discretion). Landlord shall deliver copies of Landlord’s Final Working Drawings to Tenant for Tenant’s approval and information. Tenant shall promptly and diligently either approve the proposed Landlord’s Final Working Drawings, or set forth in writing with particularity any changes necessary to bring the aspects of such proposed plans and specifications or proposed Landlord’s Final Working Drawings into a form which will be reasonably acceptable to Tenant. Notwithstanding any other provisions of this paragraph, if Tenant objects to any aspect of the Landlord’s Final Working Drawings (including, but not limited to, any subsequently proposed changes therein from time to time) that is (i) materially consistent with the Landlord’s Preliminary Plan, (ii) necessitated by applicable law or as a condition of any governmental or other third-party approvals or consents that are required to be obtained in connection with Landlord’s TI Work but that do not materially change the design or configuration thereof or materially affect Tenant’s use of the Premises, or (iii) that is required as a result of unanticipated conditions encountered in the course of construction of Landlord’s TI Work but that do not materially change the design or configuration thereof or materially affect Tenant’s use of the Premises, then any delays in the completion of the Landlord’s TI Work resulting from such objection, or from changes to the Landlord’s Final Working Drawings resulting from such objection shall be a Tenant Delay. To the extent Tenant identifies to Landlord any concerns arising out of any such requirements or conditions described in this sentence, Landlord and Tenant shall cooperate reasonably, diligently and in good faith to discuss possible changes in the nature or scope of the Landlord’s TI Work that might minimize or avoid the effects of such requirements or conditions. Failure of Tenant to deliver to Landlord written notice of disapproval and specification of required changes on or before any deadline reasonably specified by Landlord (which shall not be less than five (5) business days after delivery thereof to Tenant) in delivering an applicable set of plans, specifications and/or drawings to Tenant shall constitute and be deemed to be a Tenant delay.

(b) Construction of Landlord’s TI Work. Following completion of Landlord’s Final Working Drawings, Landlord shall apply for and use reasonable efforts to obtain the necessary permits and approvals to allow construction of the Landlord’s TI Work. Upon receipt of such permits and approvals, Landlord shall at Landlord’s expense (subject to Tenant’s obligations to pay for the increased cost of any Tenant required changes to the Landlord’s Preliminary Plan or Landlord’s Final Working Drawings that were previously approved by Landlord and Tenant), construct and complete the Landlord’s TI Work substantially in accordance with the Landlord’s Approved Plans, subject to Unavoidable Delays and Tenant Delays (if any). Such construction shall be performed in a neat, good and workmanlike manner and shall materially conform to all applicable laws, rules, regulations, codes, ordinances, requirements, covenants, conditions and restrictions applicable thereto in force at the time such work is completed. Landlord shall use good faith efforts to diligently prosecute the construction of the Landlord’s TI Work in accordance with the Schedule.

(c) Changes.

(i) If Landlord determines at any time that changes in Landlord’s Final Working Drawings or in any other aspect of the Landlord’s Approved Plans relating to any item of Landlord’s Work are required as a result of applicable law or governmental requirements, or are required at the insistence of any other third party whose approval may be required with respect to the Landlord’s TI Work, or are required as a result of unanticipated conditions encountered in the course of construction, then Landlord shall promptly (A) advise Tenant of such circumstances, and consult with Tenant with regard to the manner in which such changes are instituted, and (B) cause revised Landlord’s Final Working Drawings to be prepared by Landlord’s Architect and submitted to Tenant, for Tenant’s approval, which shall not be unreasonably withheld. Failure of Tenant to deliver to Landlord written notice of disapproval and specification of such required changes on or before any deadline reasonably specified by Landlord (which shall not be less than five (5) business days after delivery thereof to Tenant) shall constitute and be deemed to be a Tenant Delay.

EXHIBIT B

(ii) If Tenant at any time desires any changes, alterations or additions to the Landlord’s Final Working Drawings or material changes to the Preliminary Plan with respect to any of Landlord’s TI Work, Tenant shall submit a detailed written request to Landlord specifying such changes, alterations or additions (a “Tenant Change Request”). Upon receipt of any such request, Landlord shall notify Tenant of (A) whether the matters proposed in the Tenant Change Request are approved by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed by Landlord), (B) Landlord’s estimate of the number of days of delay, if any, which shall be caused in Landlord’s TI Work by such Tenant Change Request if implemented (including, without limitation, delays due to the need to obtain any revised plans or drawings and any governmental approvals), and (C) Landlord’s estimate of the change, if any, which shall occur in the cost of the Landlord’s TI Work affected by such Tenant Change Request if such Tenant Change Request is implemented (including, but not limited to, any costs of compliance with laws or governmental regulations that become applicable because of the implementation of the Tenant Change Request). Landlord shall so notify Tenant within five (5) business days of Landlord’s receipt of the Tenant Change Request, provided that such period shall be extended if because of the nature of the proposed changes, alterations or additions, Landlord cannot reasonably respond within a five (5) business day period. If Landlord approves the Tenant Change Request and Tenant notifies Landlord in writing, within five (5) business days after receipt of such notice from Landlord, of Tenant’s approval of the Tenant Change Request (including the estimated delays and cost increases, if any, described in Landlord’s notice), then Landlord shall cause such Tenant Change Request to be implemented, and any actual delays resulting therefrom shall be deemed to be a Tenant Delay, and Tenant shall be responsible for all actual increases in costs of the Landlord’s TI Work resulting from or attributable to the implementation of the Tenant Change Request (which costs Tenant may pay out of the Fixturization Allowance or Additional Tenant Improvement Allowance (as provided in Section 4(a), below), or out of Tenant’s own funds, at Tenant’s election). If Tenant fails to notify Landlord in writing of Tenant’s approval of such Tenant Change Request within said five (5) business day period, then such Tenant Change Request shall be deemed to be withdrawn and shall be of no further effect.

(d) Project Management. Unless and until revoked by Landlord by written notice delivered to Tenant, Landlord hereby (i) delegates to Project Manager the authority to exercise all approval rights, supervisory rights and other rights or powers of Landlord under this Tenant Work Letter with respect to the design and construction of the Landlord’s TI Work, and (ii) requests that Tenant work with Project Manager with respect to any logistical or other coordination matters arising in the course of construction of the Landlord’s TI Work, including monitoring Tenant’s compliance with its obligations under this Tenant Work Letter and under the Lease with respect to the design and construction of the Landlord’s TI Work. Tenant acknowledges the foregoing delegation and request, and agrees to cooperate reasonably with Project Manager as Landlord’s representative pursuant to such delegation and request. Fees and charges of Project Manager for such services shall be at Landlord’s sole expense except to the extent otherwise expressly provided in this Tenant Work Letter.

3. Completion.

(a) When Landlord receives written certification from Architect that construction of the Landlord’s TI Work in the Building has been completed in accordance with the Landlord’s Approved Plans (except for Punch List Work), Project Manager or other representatives of Landlord shall conduct one or more “walkthroughs” of the Building with Tenant and Tenant’s representatives, to mutually identify any items of Punch List Work that may require correction and to prepare a joint punch list reflecting any such items. Landlord shall prepare and deliver to Tenant a certificate signed by both Landlord and Architect (the “Substantial Completion Certificate”), in accordance with the AIA standard form, (i) certifying that the construction of the Landlord’s TI Work in the Building has been substantially completed in a good and workmanlike manner in accordance with the Landlord’s Approved Plans in all material respects, subject only to completion of Punch List Work, and specifying the date of that completion, (ii) certifying that Landlord’s TI Work complies in all material respects with all laws, rules, regulations, codes, ordinances, requirements, covenants, conditions and restrictions applicable thereto at the time of such delivery, and setting forth the Punch List Work. Upon receipt by Tenant of the Substantial Completion Certificate, the certificate of occupancy for the Premises, or legal equivalent allowing the occupancy of the Premises, and tender of possession of the Premises by Landlord to Tenant, Landlord’s TI Work in the Building will be deemed delivered to Tenant and “Ready for Occupancy” for all purposes of the Lease (subject to Landlord’s continuing obligations with respect to any Punch List Work, and to any other express obligations of Landlord under the Lease or this Tenant Work Letter with respect to such Landlord’s TI Work).

EXHIBIT B

(b) Promptly following delivery of the Substantial Completion Certificate for Landlord’s TI Work in the Building, Landlord shall diligently complete the Punch List Work reflected in such joint punch list within thirty (30) days. Tenant acknowledges that depending on the nature and scope of the punch list items, certain work may extend beyond such 30-day period. Promptly after Landlord provides Tenant with the Substantial Completion Certificate and completes all applicable Punch List Work for the Building, Landlord shall cause the recordation of a Notice of Completion (as provided in Section 8182 of the California Civil Code) with respect to Landlord’s TI Work in the Building. Landlord shall conduct at least one (1) additional “walkthrough” with Tenant and Tenant’s representatives after the date which is ten (10) months following the delivery of the Substantial Completion Certificate to identify any defects in construction or required repairs, which defects and repairs Landlord shall remedy at Landlord’s sole cost and expense.

(c) All construction, product and equipment warranties and guaranties obtained by Landlord with respect to Landlord’s TI Work shall, to the extent reasonably obtainable, include a provision that such warranties and guaranties shall also run to the benefit of Tenant, and Landlord shall cooperate with Tenant in a commercially reasonable manner to assist in enforcing all such warranties and guaranties for the benefit of Tenant.

(d) Notwithstanding any other provisions of this Tenant Work Letter or of the Lease, if Landlord is delayed in substantially completing any of Landlord’s TI Work as a result of any Tenant Delay, then notwithstanding any other provisions of the Lease to the contrary, the Premises shall be deemed to have been substantially complete on the date the Premises would have been substantially complete absent such Tenant Delay.

(e) If Landlord has not caused the Premises to be Ready for Occupancy on or before April 1, 2015 (the “Outside Date”), then for each day after the Outside Date that the Premises are not Ready for Occupancy, Tenant will receive one (1) day of free rent to be credited to the period commencing after the Lease Commencement Date. The Outside Date will be extended by any Tenant Delay or any Unavoidable Delay.

4. Payment of Costs. Except as otherwise expressly provided in this Tenant Work Letter, the cost of design, construction and management of the Landlord’s TI Work shall be paid by Landlord at Landlord’s sole cost and expense.

(a) Tenant Improvement Allowance. Tenant shall be entitled to a one-time improvement allowance (the “Fixturization Allowance”) in the amount of $8 per RSF of the Premises (i.e., $637,400.00) for costs relating to moving or relocation expenses, data/cabling, or furniture, fixtures or equipment. In addition to the Fixturization Allowance, Tenant shall be entitled to a one-time additional allowance, which may be requested periodically by Tenant for (i) costs required to be paid by Tenant under this Tenant Work Letter, or (ii) costs of “Alterations” performed in the Premises by Tenant from time to time prior to the second (2nd) anniversary of the full execution and delivery of this Lease, of up to $28.00 per RSF of the Premises (i.e., up to $2,230,900.00) (the “Additional Improvement Allowance”); provided, however, that up to but no more than $12 per RSF of the Premises of the Additional Improvement Allowance (i.e., not more than $956,100.00) may be used by Tenant for costs relating to moving or relocation expenses, data/cabling, or furniture, fixtures or equipment. In the event Tenant exercises its right to use all or any portion of the Additional Improvement Allowance, the monthly Base Rent for the Premises for the initial Lease Term shall be increased by an amount equal to the “Additional Monthly Base Rent,” as that term is defined below. The “Additional Monthly Base Rent” shall be determined as the missing component of an annuity, which annuity shall have (i) the amount of the Additional Improvement Allowance utilized by Tenant as the present value amount, (ii) the number of months remaining in the Lease Term as the number of payments, (iii) 9% as the annual interest factor, and (iv) the Additional Monthly Base Rent as the missing component of the annuity. At Landlord’s option, Landlord and Tenant shall enter into an amendment to this Lease memorializing the applicable Base Rent increase(s) attributable to such Additional Monthly Base Rent amount payable by Tenant hereunder. Following Tenant’s election to use all or any portion of the Additional Improvement Allowance, Landlord and Tenant shall enter into an agreement in the form of Schedule 2 to this Exhibit B in order to document the amount of the Additional Monthly Base Rent.

EXHIBIT B

(b) Disbursement. Except as otherwise set forth in this Work Letter, the Fixturization Allowance and any Additional Tenant Improvement Allowance shall be disbursed by Landlord (each of which disbursements shall be made pursuant to Landlord’s disbursement process, including, without limitation, Landlord’s receipt of invoices for all costs and fees described herein), at Tenant’s option, for costs of Tenant Change Requests, or for other costs as provided in Section 4(a), above. Disbursement of the Fixturization Allowance and/or any Additional Tenant Improvement Allowance for out-of-pocket expenses of Tenant shall be disbursed by Landlord to Tenant within forty-five (45) days after the invoicing thereof.

5. Tenant’s Fixturization Work. Tenant may, prior to the substantial completion of the Landlord’s TI Work, and during and in conjunction with the construction of the Landlord’s TI Work, permit Tenant’s vendors to enter the Premises for the purpose of installing telephones, electronic communication or related equipment, data cabling/wiring, security or audio/visual equipment, and furniture systems and equipment, provided that Tenant shall be solely responsible for any of such equipment, data/cabling, fixtures, furniture or material and for any loss or damage thereto from any cause whatsoever, excluding only the gross negligence or deliberate misconduct of Landlord or its contractors. Such early access to the Premises and such installation shall be permitted only to the extent that Landlord determines that such early access and installation activities will not delay Landlord’s completion of the construction of the Landlord’s TI Work, provided that Landlord’s General Contractor shall use reasonable good faith efforts to reasonably integrate the work to be completed by Tenant’s vendors into the General Contractor’s scheduling and planning such that the Landlord’s TI Work and the work to be completed by Tenant’s vendors will be completed in an efficient manner. Further, subject to the foregoing, Landlord and Tenant shall cooperate in the scheduling of Tenant’s early access to the Premises and of Tenant’s installation activities in an attempt to maximize the benefits to Tenant of this Section 5 without interfering with the completion of the construction of the Landlord’s TI Work.

6. No Agency. Nothing contained in this Tenant Work Letter shall make or constitute Tenant as the agent of Landlord.

7. Miscellaneous. All references in this Tenant Work Letter to a number of days shall be construed to refer to calendar days, unless otherwise specified herein. If any item requiring approval is disapproved by Landlord or Tenant (as applicable) in a timely manner, the procedure for preparation of that item and approval shall be repeated.

EXHIBIT B

SCHEDULE 1 TO EXHIBIT B

LANDLORD’S PRELIMINARY PLAN

DGA Lease Plans Dated 6/23/14

GENERAL NOTES:

KEY NOTES:

DGA planning | architecture | interiors

CONSULTANTS

MECHANICAL

ELECTRICAL

PLUMBING

STRUCTURAL

DATE	DESCRIPTION	NO.

CLIENT

relypsa

PROJECT

INTERIOR IMPROVEMENTS

ADDRESS

100 CARDINAL WAY
REDWOOD CITY, CA

PROJECT NO.

SCALE

TITLE

1ST FLOOR PLAN

A-101

EXHIBIT B

EXHIBIT B

EXHIBIT B

EXHIBIT B

Plan Exclusions

Based on the Landmark Builders Proposal & Cost Breakdown (2nd Revised) dated June 26, 2014, the following alternates are not included in the base Landlord Work:

Alternate #1 – Add for two each 20’x9’ projection screens

Alternate #5 – Dry suppression system if needed for the high density storage room

Alternate #7 – Add three fume hoods

Alternate #8 Versaglide changes – increase width to 4’6”

Alternate #18 – He and Argon system distribution, Bench outlets

All other items set forth on the Alternates Update attached hereto which are not market “NOT APPROVED” shall be included in the Landlord’s TI Work at Landlord’s sole cost, whether labeled as “alternates” or otherwise.

EXHIBIT B

CSI CODE	CSI CODE DESCRIPTION	COST	ITEM DESCRIPTION
ALTERNATES NOT INCLUDED ABOVE
ALT #1	Add for two each 20’*9’ projection screens	$34,003	building standard is 7’ wide - APPROVED

ALT #2	Add to remove and replace approximately 232 blinds	$0	NOT APPROVED

ALT #3	Add to install ESD in lieu of VCT in IDF/Server Closets	$0	NOT APPROVED

ALT #4	Add for porcelan tile in lieu of VCT in the Break Rooms	$0	NOT APPROVED

ALT #5	Dry Suppression System if needed for the High Density Storage Room	$28,690	FM 200 System with blow off ceiling panels, includes power for panel, excludes pre-action system, -APPROVED

ALT #6	Add to use Pivot’s DIRTT System in lieu of Versa Glide	$0	NOT APPROVED

ALTERNATES PER UPDATED LEASE PLAN - NOT INCLUDED ABOVE

ALT #7	Add 3 fume hoods	$132,602	includes 2ea 8’hoods, and 1ea 6’hood, sprinkler to each hood, 12 tons additional air, cup sinks and N2 & VAC to each hood - SUBMITTED 6/19/14

ALT #8	Versaglide Changes - Increase width to 4’6”	$9,303	SUBMITTED ON 6/19/14

ALT #9	High Density Storage Relocation/Conference Room Add	$6,245	includes add/credit for doors

ALT #10	Server Room Cooling with 2ea 5 ton Heat Pumps	$19,929	the server room is in addition to the IDF Rooms on the original plan

ALT #11	Credit doors @ Lobby/Add Doors @ All Hands Room	-$3,034

ALT #12	Increase Shaft Size	$15,183

ALT #13	Full Height Walls at Conference Room off Elevator Lobby	$17,911

ALT #14	Combine 2 Conference Rooms to 1 Large Conference Room	-$8,204

ALT #15	Control Zone @ Chem Storage	$11,511	includes full height walls and exhaust SFD

ALT #16	Added Nurture Room 105 Sink	$5,302	includes added plumbing only - door, drywall, floorcovering, and ceilings were part of base bid - Assume 1 Nurture Room for entire build out

ALT #17	Sycamore Pre-Finished Doors in Lieu of White Maple	$13,614	base bid included pre-finished white maple doors

ALT #18	He and Argon System Distribution, Bench Outlets	$68,325	includes fume hood hook up and manifolds. Original bid did not include He and Argon

ALT #19	Process Utility Room Floor Drain	$6,519	includes drain only… not recommended as two other floor sinks are already shown. Also, the drawing depicts a sloped floor in this room that is not included as we are working with a structural slab.

ALT #20	2 Added Sinks in Chem Lab	$6,206	not on original plan

ALT #21	Additional Bench Top Outlets Throughout Lab	$16,842	misc added drops throughout

ALT #22	Janitor Mop Sink & Sanitary Line to Pump Room	$13,920

EXHIBIT B

SCHEDULE 2 TO EXHIBIT B

FORM OF AGREEMENT FOR ADDITIONAL MONTHLY BASE RENT

FIRST AMENDMENT TO LEASE

This FIRST AMENDMENT TO LEASE (“Amendment”) is made and entered into as of             , 2014, by and between HCP LS REDWOOD CITY, LLC, a Delaware limited liability company (“Landlord”), and RELYPSA, INC., a Delaware corporation (“Tenant”).

R E C I T A L S :

A. Landlord and Tenant are parties to that certain Lease dated September     , 2012, (the “Lease”), pursuant to which Tenant leases the entire building (the “Premises”) containing approximately 79,675 square feet of space and located at 100 Cardinal Way, Redwood City, California 94063 (the “Building”).

B. Landlord and Tenant desire to amend the Lease on the terms and conditions set forth in this Amendment.

A G R E E M E N T :

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Terms. All capitalized terms when used herein shall have the same respective meanings as are given such terms in the Lease unless expressly provided otherwise in this Amendment.

2. Additional Improvement Allowance. Pursuant to the terms of Section 2.2 of the Tenant Work Letter attached to the Lease, Tenant was entitled to a one-time additional allowance of up to $28.00 per RSF of the Premises (i.e., up to $2,230,900.00) (the “Additional Improvement Allowance”). Notwithstanding any provision to the contrary contained in the Lease, Landlord and Tenant hereby acknowledge and agree that Tenant has utilized                     and     /100 Dollars ($            .    ) of the Additional Improvement Allowance (the “Utilized Additional Improvement Allowance”).

3. Additional Monthly Base Rent. As a result of Tenant’s use of the Utilized Additional Improvement Allowance, Tenant is required to pay Additional Monthly Base Rent calculated as provided in Section 4(a) of Exhibit B to the Lease, and accordingly, the Base Rent schedule set forth in this Section 3, below, which includes such Additional Monthly Base Rent, shall supersede and replace the Base Rent schedule set forth in Section 4 of the Summary of Basic Lease Information attached to the Lease:

Lease Months	Annual Base Rent	Monthly Installment of Base Rent	Monthly Base Rent per RSF

1 – 12**	$ . *	$ . *	$ .

13—24	$ .	$ .	$ .

25—36	$ .	$ .	$ .

37—48	$ .	$ .	$ .

49—60	$ .	$ .	$ .

61—72	$ .	$ .	$ .

73—84	$ .	$ .	$ .

EXHIBIT B

*Note that for the first twelve (12) months of the Lease Term, Tenant’s Base Rent obligation has been calculated as if the Premises contained only 30,000 rentable square feet of space. Such calculation shall not affect Tenant’s right to use the entire Premises, or Tenant’s obligations under this Lease with respect to the entire Premises, other than Tenant’s obligation to pay Tenant’s Share of Direct Expenses with respect to the Premises which shall be as provided in Section 6 of this Summary, all in accordance with the terms and conditions of this Lease.

4. No Further Modification. Except as specifically set forth in this Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

EXHIBIT B

IN WITNESS WHEREOF, this Amendment has been executed as of the day and year first above written.

LANDLORD:	TENANT:

HCP LS REDWOOD CITY, LLC, a Delaware limited liability company	RELYPSA, INC., a Delaware corporation

By:	By:
Jonathan M. Bergschneider	Name:
Executive Vice President	Its:

By:
Name:
Its:

EXHIBIT B

EXHIBIT C

BRITANNIA SEAPORT CENTRE

NOTICE OF LEASE TERM DATES

To:

	Re:	Lease dated , 20 between , a (“Landlord”), and , a (“Tenant”) concerning Suite on floor(s) of the building located at , California.

Gentlemen:

In accordance with the Lease (the “Lease”), we wish to advise you and/or confirm as follows:
	1.	The Lease Term shall commence on or has commenced on for a term of ending on .
	2.	Rent commenced to accrue on , in the amount of .
	3.	If the Lease Commencement Date is other than the first day of the month, the first billing will contain a pro rata adjustment. Each billing thereafter, with the exception of the final billing, shall be for the full amount of the monthly installment as provided for in the Lease.
	4.	Your rent checks should be made payable to at .
	5.	The exact number of rentable/usable square feet within the Premises is 41,916 square feet.
	6.	Tenant’s Share as adjusted based upon the exact number of usable square feet within the Premises is 100%, subject to Section 6 of the Summary of Basic Lease Information.

“Landlord”:

,
a

By:
Its:

EXHIBIT C

Agreed to and Accepted as of             , 20    .

“Tenant”:

a

By:
Its:

EXHIBIT C

EXHIBIT D

BRITANNIA SEAPORT CENTRE

FORM OF TENANT’S ESTOPPEL CERTIFICATE

The undersigned as Tenant under that certain Lease (the “Lease”) made and entered into as of             , 20     by and between                      as Landlord, and the undersigned as Tenant, for Premises consisting of the entire building located at                                         , California, certifies as follows:

1. Attached hereto as Exhibit A is a true and correct copy of the Lease and all amendments and modifications thereto. The documents contained in Exhibit A represent the entire agreement between the parties as to the Premises.

2. The undersigned currently occupies the Premises described in the Lease, the Lease Term commenced on             , and the Lease Term expires on             , and the undersigned has no option to terminate or cancel the Lease or to purchase all or any part of the Premises, the Building and/or the Project, except as expressly set forth in the Lease.

3. Base Rent became payable on             .

4. The Lease is in full force and effect and has not been modified, supplemented or amended in any way except as provided in Exhibit A.

5. Tenant has not transferred, assigned, or sublet any portion of the Premises nor entered into any license or concession agreements with respect thereto except as follows:

6. Tenant shall not modify the documents contained in Exhibit A without the prior written consent of Landlord’s mortgagee.

7. All monthly installments of Base Rent, all Additional Rent and all monthly installments of estimated Additional Rent have been paid when due through             . The current monthly installment of Base Rent is $            .

8. To Tenant’s actual knowledge, without inquiry, all conditions of the Lease to be performed by Landlord necessary to the enforceability of the Lease have been satisfied and Landlord is not in default thereunder. In addition, the undersigned has not delivered any notice to Landlord regarding a default by Landlord thereunder. The Lease does not require Landlord to provide any rental concessions or to pay any leasing brokerage commissions except as expressly set forth therein.

9. No rental has been paid more than thirty (30) days in advance and no security has been deposited with Landlord except as provided in the Lease. Neither Landlord, nor its successors or assigns, shall in any event be liable or responsible for, or with respect to, the retention, application and/or return to Tenant of any security deposit paid to any prior landlord of the Premises, whether or not still held by any such prior landlord, unless and until the party from whom the security deposit is being sought, whether it be a lender, or any of its successors or assigns, has actually received for its own account, as landlord, the full amount of such security deposit.

EXHIBIT D

10. To Tenant’s actual knowledge, without inquiry, as of the date hereof, there are no existing defenses or offsets, or, to the undersigned’s knowledge, claims or any basis for a claim, that the undersigned has against Landlord.

11. If Tenant is a corporation or partnership, Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this Estoppel Certificate and that each person signing on behalf of Tenant is authorized to do so.

12. There are no actions pending against the undersigned under the bankruptcy or similar laws of the United States or any state.

13. Tenant is in full compliance with all federal, state and local laws, ordinances, rules and regulations affecting its use of the Premises, including, but not limited to, those laws, ordinances, rules or regulations relating to hazardous or toxic materials. Tenant has never permitted its agents, employees or contractors to engage in the generation, manufacture, treatment, use, storage, disposal or discharge of any hazardous, toxic or dangerous waste, substance or material in, on, under or about the Project or the Premises or any adjacent premises or property in violation of any federal, state or local law, ordinance, rule or regulation.

14. To the undersigned’s knowledge, all tenant improvement work to be performed by Landlord under the Lease has been completed in accordance with the Lease and has been accepted by the undersigned and all reimbursements and allowances due to the undersigned under the Lease in connection with any tenant improvement work have been paid in full. All work (if any) in the common areas required by the Lease to be completed by Landlord has been completed and all parking spaces required by the Lease have been furnished and/or all parking ratios required by the Lease have been met.

The undersigned acknowledges that this Estoppel Certificate may be delivered to Landlord or to a prospective mortgagee or prospective purchaser, and acknowledges that said prospective mortgagee or prospective purchaser will be relying upon the statements contained herein in making the loan or acquiring the property of which the Premises are a part and that receipt by it of this certificate is a condition of making such loan or acquiring such property.

Executed at             on the             day of             , 20    .

“Tenant”:
,
a
By:
Its:
By:
Its:

EXHIBIT D

EXHIBIT E

BRITANNIA SEAPORT CENTRE

ENVIRONMENTAL QUESTIONNAIRE

ENVIRONMENTAL QUESTIONNAIRE

FOR COMMERCIAL AND INDUSTRIAL PROPERTIES

Property Name:

Property Address:

Instructions: The following questionnaire is to be completed by the Lessee representative with knowledge of the planned operations for the specified building/location. Please print clearly and attach additional sheets as necessary.

1.0	PROCESS INFORMATION

Describe planned use, and include brief description of manufacturing processes employed.

2.0	HAZARDOUS MATERIALS

Are hazardous materials used or stored? If so, continue with the next question. If not, go to Section 3.0.

2.1	Are any of the following materials handled on the Property? Yes ☐ No ☐

(A material is handled if it is used, generated, processed, produced, packaged, treated, stored, emitted, discharged, or disposed.) If so, complete this section. If this question is not applicable, skip this section and go on to Section 5.0.

☐ Explosives	☐ Fuels	☐ Oils
☐ Solvents	☐ Oxidizers	☐ Organics/Inorganics
☐ Acids	☐ Bases	☐ Pesticides
☐ Gases	☐ PCBs	☐ Radioactive Materials
☐ Other (please specify)

2-2.	If any of the groups of materials checked in Section 2.1, please list the specific material(s), use(s), and quantity of each chemical used or stored on the site in the Table below. If convenient, you may substitute a chemical inventory and list the uses of each of the chemicals in each category separately.

Material	Physical State (Solid, Liquid, or Gas)	Usage	Container Size	Number of Containers	Total Quantity

EXHIBIT E

2-3.	Describe the planned storage area location(s) for these materials. Please include site maps and drawings as appropriate.

3.0	HAZARDOUS WASTES

Are hazardous wastes generated?                                                                                                                                   Yes ☐ No ☐

If yes, continue with the next question. If not, skip this section and go to section 4.0.

3.1	Are any of the following wastes generated, handled, or disposed of (where applicable) on the Property?

☐ Hazardous wastes	☐ Industrial Wastewater
☐ Waste oils	☐ PCBs
☐ Air emissions	☐ Sludges
☐ Regulated Wastes	☐ Other (please specify)

3-2.	List and quantify the materials identified in Question 3-1 of this section.

WASTE GENERATED	RCRA listed Waste?	SOURCE	APPROXIMATE MONTHLY QUANTITY	WASTE CHARACTERIZATION	DISPOSITION

3-3.	Please include name, location, and permit number (e.g. EPA ID No.) for transporter and disposal facility, if applicable). Attach separate pages as necessary.

Transporter/Disposal Facility Name	Facility Location	Transporter (I) or Disposal (D) Facility	Permit Number

3-4.	Are pollution controls or monitoring employed in the process to prevent or minimize the release of wastes into the environment? Yes ☐ No ☐

EXHIBIT E

3-5.	If so, please describe.

4.0	USTS/ASTS

4.1	Are underground storage tanks (USTs), aboveground storage tanks (ASTs), or associated pipelines used for the storage of petroleum products, chemicals, or liquid wastes present on site (lease renewals) or required for planned operations (new tenants)? Yes No

If not, continue with section 5.0. If yes, please describe capacity, contents, age, type of the USTs or ASTs, as well any associated leak detection/spill prevention measures. Please attach additional pages if necessary.

Capacity	Contents	Year Installed	Type (Steel, Fiberglass, etc)	Associated Leak Detection / Spill Prevention Measures*

*Note:	The following are examples of leak detection / spill prevention measures:
	Integrity testing	Inventory reconciliation	Leak detection system
	Overfill spill protection	Secondary containment	Cathodic protection

4-2.	Please provide copies of written tank integrity test results and/or monitoring documentation, if available.

4-3.	Is the UST/AST registered and permitted with the appropriate regulatory agencies? Yes ☐ No ☐If so, please attach a copy of the required permits.

4-4.	If this Questionnaire is being completed for a lease renewal, and if any of the USTs/ASTs have leaked, please state the substance released, the media(s) impacted (e.g., soil, water, asphalt, etc.), the actions taken, and all remedial responses to the incident.

4-5.	If this Questionnaire is being completed for a lease renewal, have USTs/ASTs been removed from the Property? Yes ☐ No ☐

If yes, please provide any official closure letters or reports and supporting documentation (e.g., analytical test results, remediation report results, etc.).

4-6.	For Lease renewals, are there any above or below ground pipelines on site used to transfer chemicals or wastes? Yes ☐ No ☐

For new tenants, are installations of this type required for the planned operations?

Yes ☐ No ☐

EXHIBIT E

If yes to either question, please describe.

5.0    ASBESTOS CONTAINING BUILDING MATERIALS

Please be advised that an asbestos survey may have been performed at the Property. If provided, please review the information that identifies the locations of known asbestos containing material or presumed asbestos containing material. All personnel and appropriate subcontractors should be notified of the presence of these materials, and informed not to disturb these materials. Any activity that involves the disturbance or removal of these materials must be done by an appropriately trained individual/contractor.

6.0    REGULATORY

6-1.  Does the operation have or require a National Pollutant Discharge Elimination System (NPDES) or equivalent permit? Yes  ☐    No  ☐
If so, please attach a copy of this permit.

6-2.  Has a Hazardous Materials Business Plan been developed for the site?    Yes  ☐    No  ☐
If so, please attach a copy.

CERTIFICATION

I am familiar with the real property described in this questionnaire. By signing below, I represent and warrant that the answers to the above questions are complete and accurate to the best of my knowledge. I also understand that Lessor will rely on the completeness and accuracy of my answers in assessing any environmental liability risks associated with the property.

Signature:

Name:

Title:

Date:

Telephone:

EXHIBIT E

EXHIBIT F

BRITANNIA SEAPORT CENTRE

PERSONAL PROPERTY FROM EXISTING PREMISES

The following items will be retained by Relypsa, Inc.

•	All Portable Scientific Equipment (i.e. bench-top equipment, etc.)

•	TV Monitors and brackets (AV Cabling and controls to remain)

•	Computer Screens, Docking Stations, Printers, Copiers, PC’s, etc.

•	Free Standing File Cabinets and Fire Files

•	Glassware Washer

•	Ice Machine

•	Soda Fountain

•	1st Floor Refrigerator

•	Supplies and supply racks

•	UPS

•	Server Racks

•	Wireless / Cell Repeaters

•	Corporate Signage (Lobby, Employee Entrance)

•	Phone System

•	Ancillary Furniture (Poofs, casual seating, break room furniture, etc.)

•	Security System Computer and Mainframe

EXHIBIT F

EXHIBIT G

BRITANNIA SEAPORT CENTRE

TENANT’S PROPERTY

The following items, to the extent not purchased with the Tenant Improvement Allowance or Additional Improvement Allowance, shall be deemed “Tenant’s Property”:

1.	All moveable furniture and equipment that is not “built-in”.

2.	Moveable lab casework (other than “built-in” lab casework), including moveable lab benches.

3.	Servers, server racks and back-up batteries.

4.	Furniture.

EXHIBIT G

EXHIBIT H

BRITANNIA SEAPORT CENTRE

FORM OF LETTER OF CREDIT

(Letterhead of a money center bank

acceptable to the Landlord)

FAX NO. [( ) - ] SWIFT: [Insert No., if any]	[Insert Bank Name And Address]
DATE OF ISSUE:
BENEFICIARY: [Insert Beneficiary Name And Address]	APPLICANT: [Insert Applicant Name And Address]
LETTER OF CREDIT NO.
EXPIRATION DATE: AT OUR COUNTERS	AMOUNT AVAILABLE: USD[Insert Dollar Amount] (U.S. DOLLARS [Insert Dollar Amount])

LADIES AND GENTLEMEN:

WE HEREBY ESTABLISH OUR IRREVOCABLE STANDBY LETTER OF CREDIT NO.             IN YOUR FAVOR FOR THE ACCOUNT OF [Insert Tenant’s Name], A [Insert Entity Type], UP TO THE AGGREGATE AMOUNT OF USD[Insert Dollar Amount] ([Insert Dollar Amount] U.S. DOLLARS) EFFECTIVE IMMEDIATELY AND EXPIRING ON             (Expiration Date)            AVAILABLE BY PAYMENT UPON PRESENTATION OF YOUR DRAFT AT SIGHT DRAWN ON [Insert Bank Name] WHEN ACCOMPANIED BY THE FOLLOWING DOCUMENT(S):

1. THE ORIGINAL OF THIS IRREVOCABLE STANDBY LETTER OF CREDIT AND AMENDMENT(S), IF ANY.

2. BENEFICIARY’S SIGNED STATEMENT PURPORTEDLY SIGNED BY AN AUTHORIZED REPRESENTATIVE OF [Insert Landlord’s Name], A [Insert Entity Type] (“LANDLORD”) STATING THE FOLLOWING:

“THE UNDERSIGNED HEREBY CERTIFIES THAT THE LANDLORD, EITHER (A) UNDER THE LEASE (DEFINED BELOW), OR (B) AS A RESULT OF THE TERMINATION OF SUCH LEASE, HAS THE RIGHT TO DRAW DOWN THE AMOUNT OF USD             IN ACCORDANCE WITH THE TERMS OF THAT CERTAIN OFFICE LEASE DATED [Insert Lease Date], AS AMENDED (COLLECTIVELY, THE “LEASE”).”

OR

“THE UNDERSIGNED HEREBY CERTIFIES THAT WE HAVE RECEIVED A WRITTEN NOTICE OF [Insert Bank Name]‘S ELECTION NOT TO EXTEND ITS STANDBY LETTER OF CREDIT NO.             AND HAVE NOT RECEIVED A REPLACEMENT LETTER OF CREDIT WITHIN AT LEAST THIRTY (30) DAYS PRIOR TO THE PRESENT EXPIRATION DATE.”

EXHIBIT H

OR

“THE UNDERSIGNED HEREBY CERTIFIES THAT BENEFICIARY IS ENTITLED TO DRAW DOWN THE FULL AMOUNT OF LETTER OF CREDIT NO.              AS THE RESULT OF THE FILING OF A VOLUNTARY PETITION UNDER THE U.S. BANKRUPTCY CODE OR A STATE BANKRUPTCY CODE BY THE TENANT UNDER THAT CERTAIN OFFICE LEASE DATED [Insert Lease Date], AS AMENDED (COLLECTIVELY, THE “LEASE”), WHICH FILING HAS NOT BEEN DISMISSED AT THE TIME OF THIS DRAWING.”

OR

“THE UNDERSIGNED HEREBY CERTIFIES THAT BENEFICIARY IS ENTITLED TO DRAW DOWN THE FULL AMOUNT OF LETTER OF CREDIT NO.              AS THE RESULT OF AN INVOLUNTARY PETITION HAVING BEEN FILED UNDER THE U.S. BANKRUPTCY CODE OR A STATE BANKRUPTCY CODE AGAINST THE TENANT UNDER THAT CERTAIN OFFICE LEASE DATED [Insert Lease Date], AS AMENDED (COLLECTIVELY, THE “LEASE”), WHICH FILING HAS NOT BEEN DISMISSED WITHIN THIRTY (30) DAYS.”

OR

“THE UNDERSIGNED HEREBY CERTIFIES THAT BENEFICIARY IS ENTITLED TO DRAW DOWN THE FULL AMOUNT OF LETTER OF CREDIT NO.                      AS THE RESULT OF THE REJECTION, OR DEEMED REJECTION, OF THAT CERTAIN OFFICE LEASE DATED [Insert Lease Date], AS AMENDED, UNDER SECTION 365 OF THE U.S. BANKRUPTCY CODE.”

SPECIAL CONDITIONS:

PARTIAL DRAWINGS AND MULTIPLE PRESENTATIONS MAY BE MADE UNDER THIS STANDBY LETTER OF CREDIT, PROVIDED, HOWEVER, THAT EACH SUCH DEMAND THAT IS PAID BY US SHALL REDUCE THE AMOUNT AVAILABLE UNDER THIS STANDBY LETTER OF CREDIT.

ALL INFORMATION REQUIRED WHETHER INDICATED BY BLANKS, BRACKETS OR OTHERWISE, MUST BE COMPLETED AT THE TIME OF DRAWING. [Please Provide The Required Forms For Review, And Attach As Schedules To The Letter Of Credit.]

ALL SIGNATURES MUST BE MANUALLY EXECUTED IN ORIGINALS.

ALL BANKING CHARGES ARE FOR THE APPLICANT’S ACCOUNT.

IT IS A CONDITION OF THIS STANDBY LETTER OF CREDIT THAT IT SHALL BE DEEMED AUTOMATICALLY EXTENDED WITHOUT AMENDMENT FOR A PERIOD OF ONE YEAR FROM THE PRESENT OR ANY FUTURE EXPIRATION DATE, UNLESS AT LEAST SIXTY (60) DAYS PRIOR TO THE EXPIRATION DATE WE SEND YOU NOTICE BY NATIONALLY RECOGNIZED OVERNIGHT COURIER SERVICE THAT WE ELECT NOT TO EXTEND THIS LETTER OF CREDIT FOR ANY SUCH ADDITIONAL PERIOD. SAID NOTICE WILL BE SENT TO THE ADDRESS INDICATED ABOVE, UNLESS A CHANGE OF ADDRESS IS OTHERWISE NOTIFIED BY YOU TO US IN WRITING BY RECEIPTED MAIL OR COURIER. ANY NOTICE TO US WILL BE DEEMED EFFECTIVE ONLY UPON ACTUAL RECEIPT BY US AT OUR DESIGNATED OFFICE. IN NO EVENT, AND WITHOUT FURTHER NOTICE FROM OURSELVES, SHALL THE EXPIRATION DATE BE EXTENDED BEYOND A FINAL EXPIRATION DATE OF     (60 days from the Lease Expiration Date).

THIS LETTER OF CREDIT MAY BE TRANSFERRED SUCCESSIVELY IN WHOLE OR IN PART ONLY UP TO THE THEN AVAILABLE AMOUNT IN FAVOR OF A NOMINATED TRANSFEREE (“TRANSFEREE”), ASSUMING SUCH TRANSFER TO SUCH TRANSFEREE IS IN COMPLIANCE WITH ALL APPLICABLE U.S. LAWS AND REGULATIONS. AT THE TIME OF TRANSFER, THE ORIGINAL LETTER OF CREDIT AND ORIGINAL AMENDMENT(S) IF ANY, MUST BE SURRENDERED TO US TOGETHER WITH OUR TRANSFER FORM (AVAILABLE UPON REQUEST) AND PAYMENT OF OUR CUSTOMARY TRANSFER FEES, WHICH FEES SHALL BE PAYABLE BY APPLICANT (PROVIDED THAT BENEFICIARY MAY, BUT SHALL NOT BE OBLIGATED TO, PAY SUCH FEES TO US ON BEHALF OF APPLICANT, AND SEEK REIMBURSEMENT THEREOF FROM APPLICANT). IN CASE OF ANY TRANSFER UNDER THIS LETTER OF CREDIT, THE DRAFT AND ANY REQUIRED STATEMENT MUST BE EXECUTED BY THE TRANSFEREE AND WHERE THE BENEFICIARY’S NAME APPEARS WITHIN THIS STANDBY LETTER OF CREDIT, THE TRANSFEREE’S NAME IS AUTOMATICALLY SUBSTITUTED THEREFOR.

ALL DRAFTS REQUIRED UNDER THIS STANDBY LETTER OF CREDIT MUST BE MARKED: ‘‘DRAWN UNDER [Insert Bank Name] STANDBY LETTER OF CREDIT NO.             .”

WE HEREBY AGREE WITH YOU THAT IF DRAFTS ARE PRESENTED TO [Insert Bank Name] UNDER THIS LETTER OF CREDIT AT OR PRIOR TO [Insert Time – (e.g., 11:00 AM)], ON A BUSINESS DAY, AND PROVIDED THAT SUCH DRAFTS PRESENTED CONFORM TO THE TERMS AND CONDITIONS OF THIS LETTER OF CREDIT, PAYMENT SHALL BE INITIATED BY US IN IMMEDIATELY AVAILABLE FUNDS BY OUR CLOSE OF BUSINESS ON THE SUCCEEDING BUSINESS DAY. IF DRAFTS ARE PRESENTED TO [Insert Bank Name] UNDER THIS LETTER OF CREDIT AFTER [Insert Time – (e.g., 11:00 AM)], ON A BUSINESS DAY, AND PROVIDED THAT SUCH DRAFTS CONFORM WITH THE TERMS AND CONDITIONS OF THIS LETTER OF CREDIT, PAYMENT SHALL BE INITIATED BY US IN IMMEDIATELY AVAILABLE FUNDS BY OUR CLOSE OF BUSINESS ON THE SECOND SUCCEEDING BUSINESS DAY. AS USED IN THIS LETTER OF CREDIT, “BUSINESS DAY” SHALL MEAN ANY DAY OTHER THAN A SATURDAY, SUNDAY OR A DAY ON WHICH BANKING INSTITUTIONS IN THE STATE OF CALIFORNIA ARE AUTHORIZED OR REQUIRED BY LAW TO CLOSE. IF THE EXPIRATION DATE FOR THIS LETTER OF CREDIT SHALL EVER FALL ON A DAY WHICH IS NOT A BUSINESS DAY THEN SUCH EXPIRATION DATE SHALL AUTOMATICALLY BE EXTENDED TO THE DATE WHICH IS THE NEXT BUSINESS DAY.

PRESENTATION OF A DRAWING UNDER THIS LETTER OF CREDIT MAY BE MADE ON OR PRIOR TO THE THEN CURRENT EXPIRATION DATE HEREOF BY HAND DELIVERY, COURIER SERVICE, OVERNIGHT MAIL, OR FACSIMILE. PRESENTATION BY FACSIMILE TRANSMISSION SHALL BE BY TRANSMISSION OF THE ABOVE REQUIRED SIGHT DRAFT DRAWN ON US TOGETHER WITH THIS LETTER OF CREDIT TO OUR FACSIMILE NUMBER, [Insert Fax Number – (    )     -    ], ATTENTION: [Insert Appropriate Recipient], WITH TELEPHONIC CONFIRMATION OF OUR RECEIPT OF SUCH FACSIMILE TRANSMISSION AT OUR TELEPHONE NUMBER [Insert Telephone Number – (    )     -    ] OR TO SUCH OTHER FACSIMILE OR TELEPHONE NUMBERS, AS TO WHICH YOU HAVE RECEIVED WRITTEN NOTICE FROM US AS BEING THE APPLICABLE SUCH NUMBER. WE AGREE TO NOTIFY YOU IN WRITING, BY NATIONALLY RECOGNIZED OVERNIGHT COURIER SERVICE, OF ANY CHANGE IN SUCH DIRECTION. ANY FACSIMILE PRESENTATION PURSUANT TO THIS PARAGRAPH SHALL ALSO STATE THEREON THAT THE ORIGINAL OF SUCH SIGHT DRAFT AND LETTER OF CREDIT ARE BEING REMITTED, FOR DELIVERY ON THE NEXT BUSINESS DAY, TO [Insert Bank Name] AT THE APPLICABLE ADDRESS FOR PRESENTMENT PURSUANT TO THE PARAGRAPH FOLLOWING THIS ONE.

WE HEREBY ENGAGE WITH YOU THAT ALL DOCUMENT(S) DRAWN UNDER AND IN COMPLIANCE WITH THE TERMS OF THIS STANDBY LETTER OF CREDIT WILL BE DULY HONORED IF DRAWN AND PRESENTED FOR PAYMENT AT OUR OFFICE LOCATED AT [Insert Bank Name], [Insert Bank Address], ATTN: [Insert Appropriate Recipient], ON OR BEFORE THE EXPIRATION DATE OF THIS CREDIT,     (Expiration Date)    .

IN THE EVENT THAT THE ORIGINAL OF THIS STANDBY LETTER OF CREDIT IS LOST, STOLEN, MUTILATED, OR OTHERWISE DESTROYED, WE HEREBY AGREE TO ISSUE A DUPLICATE ORIGINAL

HEREOF UPON RECEIPT OF A WRITTEN REQUEST FROM YOU AND A CERTIFICATION BY YOU (PURPORTEDLY SIGNED BY YOUR AUTHORIZED REPRESENTATIVE) OF THE LOSS, THEFT, MUTILATION, OR OTHER DESTRUCTION OF THE ORIGINAL HEREOF.

EXCEPT SO FAR AS OTHERWISE EXPRESSLY STATED HEREIN, THIS STANDBY LETTER OF CREDIT IS SUBJECT TO THE “INTERNATIONAL STANDBY PRACTICES” (ISP 98) INTERNATIONAL CHAMBER OF COMMERCE (PUBLICATION NO. 590).

Very truly yours,

(Name of Issuing Bank)

By:

LEASE

BRITANNIA SEAPORT CENTRE

HCP LS REDWOOD CITY, LLC,

a Delaware limited liability company,

as Landlord,

and

RELYPSA, INC.,

a California corporation,

as Tenant.

(i)

INDEX

Page(s)
Accountant	12
Advocate Arbitrators	7
Alterations	21
Base Rent	7
Brokers	41
Building	4
Common Areas	5
Comparable Buildings	6
Contemplated Effective Date	27
Contemplated Transfer Space	27
Direct Expenses	8
Estimate	12
Estimate Statement	12
Estimated Direct Expenses	12
Excepted Matters	42
Expense Year	8
Force Majeure	40
Intention to Transfer Notice	27
Landlord	1, 8
Landlord Parties	22
L-C	33
L-C Amount	33
Lease	1
Lease Commencement Date	5
Lease Expiration Date	5
Lease Term	5
Lease Year	5
Lines	36
Mail	40
Net Worth	28
Neutral Arbitrator	7
Nine Month Period	27
Notices	40
Objectionable Name	36
Operating Expenses	8
Option Conditions	5
Option Rent	6
Option Term	5
Original Tenant	5
Outside Agreement Date	6
Premises	4
Project,	4
Sign Specifications	36
Statement	11
Subject Space	26
Summary	1
Tax Expenses	10
Tenant	1, 8
Tenant Work Letter	4
Tenant’s Accountant	12

(ii)

Page(s)
Tenant’s Share	11
Transfer Notice	26
Transferee	26

(iii)